Exhibit 2.1

The Merger Agreement has been included to provide shareholders with information regarding its terms. It is not intended to provide any other factual information about Micrel. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in Micrel’s representations and warranties are qualified by information contained in a confidential disclosure schedule that Micrel provided to Microchip in connection with the Merger Agreement. Accordingly, Micrel shareholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the disclosure schedule. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Micrel’s public disclosures.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER by and among

MICROCHIP TECHNOLOGY INCORPORATED

MAMBO ACQUISITION CORP.,

MAMBO ACQUISITION LLC and

MICREL, INCORPORATED

Dated as of May 7, 2015

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

		Page

9.3	Assignment	100
9.4	Entire Agreement	100
9.5	Third Party Beneficiaries	100
9.6	Severability	100
9.7	Other Remedies	100
9.8	Specific Performance	100
9.9	Governing Law	101
9.10	Consent to Jurisdiction	101
9.11	Counterparts	101

-iv-

INDEX OF ANNEXES

Annex A     –     Form of Voting Agreement

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 7, 2015, by and among Microchip Technology Incorporated, a Delaware corporation (“Parent”), Mambo Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Mambo Acquisition LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub LLC”) and Micrel, Incorporated, a California corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in  Article I.

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub will merge with and into the Company (the “ First Step Merger”), and each share of common stock, no par value per share, of the Company (the “Company Common Stock”) that is then outstanding will thereupon be cancelled and converted into the right to receive the Merger Consideration, all upon the terms and subject to the conditions set forth herein.

WHEREAS, as soon as practicable following the First Step Merger on the Closing Date, and as the second step in a single integrated transaction with the First Step Merger, Parent will cause the Company to merge with and into Merger Sub LLC (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”) in accordance with the applicable provisions of the CCC and California Law, with Merger Sub LLC as the surviving company.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, the Board of Directors of the Company (the “Company Board”) unanimously has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the Company shareholders adopt this Agreement, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Boards of Directors of Parent, Merger Sub and Merger Sub LLC unanimously have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent, Merger Sub and Merger Sub LLC to enter into this Agreement, each of the directors and certain officers of the Company, in their respective capacities as shareholders of the Company, have entered into Voting Agreements with Parent substantially in the form attached hereto as Annex A (each, a “Voting Agreement” and collectively, the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any Third Party, directly or indirectly, of fifteen percent (15%) or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of any class of outstanding voting or equity securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of fifteen percent (15%) or more of the assets of the Company or any of its Subsidiaries (measured by the lesser of book or fair market value thereof as of the last day of the Company’s last fiscal year); (d) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or (e) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2015 that is set forth in the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2015 filed with the SEC.

“Business Day” means any day, other than a Saturday, Sunday or any day that is a legal holiday under the Laws of the State of Arizona or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other action by a Governmental Entity to close.

“Business Facility” means any real property including the land, improvements, soil, soil gas, indoor air, groundwater, and surface water that is or at any time has been owned, operated, or leased by the Company, its Subsidiaries or any of their predecessors in connection with the operation of their respective business.

“California Law” means the CCC and any other Applicable Law of the State of California.

“Cash Consideration” means $14.00.

“CCC” means the California Corporation Code or any successor statute thereto.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and any other shares of capital stock of the Company.

“Company Compensatory Awards” means Company Options and Company Restricted Stock
Units.

“Company ESPP” means the Company’s 2006 Employee Stock Purchase Plan.

“Company IP” means all Intellectual Property Rights that are used by or otherwise licensed to, owned by or purported to be owned by the Company or any of its Subsidiaries.

“Company Owned Intellectual Property Rights” means all of the Intellectual Property Rights owned by or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to have a material adverse effect on the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however , that in no event shall any Effect resulting from or arising out of any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (a) general economic conditions in the United States or any other country or region in the world (or changes therein), general conditions in the financial markets in the United States or any other country or region in the world (or changes therein) or general political conditions in the United States or any other country or region in the world (or changes therein); (b) general conditions in the industries in which the Company or any of its Subsidiaries conduct business (or changes therein); (c) changes in Applicable Laws, Orders or GAAP (or the interpretation thereof); (d) acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or any other country or region in the world (in the case of each of clauses (a), (b), (c), (d) and (e), provided that such Effects may be taken into account when determining whether a Company Material Adverse Effect has occurred to the extent that such Effects have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries conduct business); (f) any failure by the Company to meet published analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into account unless otherwise excluded by this definition); (g) any decline in the market price or change in the trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such decline or change may be taken into account unless otherwise excluded by this definition); (h) the public announcement or pendency of this Agreement or the transactions contemplated hereby (including any loss of, or adverse change in, the relationship of such Person or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers that is related thereto); (i) any action taken (or omitted to be taken) by the Company at the written request of Parent, Merger Sub or Merger Sub LLC; or (j) any action taken by the Company or any of its Subsidiaries that is expressly required pursuant to this Agreement.

“Company Options” means any options to purchase shares of Company Common Stock outstanding, whether granted under any of the Company Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted.

“Company Plans” means the Company’s 2012 Equity Incentive Award Plan, 1994 Stock Option Plan, 2000 Non-Qualified Stock Incentive Plan, 2003 Incentive Award Plan and any other plan or arrangement under which Company Compensatory Awards have been issued, including any sub-plans for non-U.S. employees and consultants.

“Company Preferred Stock” means shares of the undesignated preferred stock, no par value per share, of the Company.

“Company Products” means any and all products and services, including prior versions, currently marketed, sold, licensed, provided or distributed by Company and its Subsidiaries.

“Company Restricted Stock Unit” means any unit or award granted (whether granted by the Company pursuant to the Company Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) (i) denominated in units, and (ii) pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Company Common Stock or the cash equivalent thereof upon such holder’s continued service with or employment by the Company or any Subsidiary of the Company and/or upon the satisfaction or attainment of one or more performance milestones.

“Continuing Employees” means all employees of the Company or its Subsidiaries who are employed by Parent or any Subsidiary of Parent immediately after the Effective Time.

“Contract” means any written or binding oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, holiday, vacation, incentive, deferred compensation (including non-qualified plans of deferred compensation), savings, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies, payroll practices or arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries has or is reasonably be expected to have any material Liability.

“Environmental Law” means any Applicable Law that relates to protection of human health or safety (to the extent it relates to exposure to Hazardous Materials), the environment or natural resources, or that prohibits, regulates or controls any Hazardous Materials or any Hazardous Materials Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the European Union (“EU”) Directive 2012/19/EU on waste electrical and electronic equipment (“WEEE Directive”), the EU Directive 2011/65/EU on the restriction on the use of hazardous substances (the “EU RoHS Directive”), and the European Commission Regulation 1907/2006 (“REACH”), or any successor statutes, rules and regulations thereto.

“Environmental Permit” means any approval, permit, registration, certification, license, clearance or consent required by Environmental Law to be obtained from any Governmental Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Cash Consideration by (b) the Parent Average Closing Price, rounded to the nearest one ten thousandth.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign, including any arbitrator or arbitration panel.

“Hazardous Material” means any material, chemical, emission, substance or waste that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant or other term of similar import and legal effect, including carbon dioxide and other substances regulated by any Governmental Entity because of its contribution to global warming.

“Hazardous Materials Activity” means the transportation, transfer, recycling, collection, labeling, packaging, storage, use, treatment, manufacture, removal, disposal, remediation or release to the environment of, or human exposure to any Hazardous Material or any product or waste containing a Hazardous Material, including any requirement pursuant to Environmental Law for labeling of Hazardous Materials, payment of waste fees or charges (including so-called e-waste fees), recycling, product take back, or product content.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, provisionals, continuations and continuations in part thereof and equivalent or similar rights anywhere in the world in inventions (collectively, “Patents ”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, know-how, and confidential or proprietary information (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise, including in Software), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including all marks registered in the United States Patent and Trademark Office and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (vi) all rights in databases and data collections (including knowledge management databases, customer lists and customer databases) and Software; (viii) all rights to Uniform Resource Locators, Web site addresses and domain names and applications and registrations therefore (collectively, “Domain Names”); and (ix) any similar, corresponding or equivalent rights to any of the foregoing.

“International Employee Plan” means any Employee Plan that is maintained in a jurisdiction outside of the United States for the benefit of employees, independent contractors, consultants and/or directors located in such jurisdiction.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Knowledge of the Company” means the actual knowledge as of the date hereof of the individuals identified in Section  1.1(a) of the Company Disclosure Letter.

“Legal Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private), hearing, audit, examination or investigation by or before any Governmental Entity.

“Liabilities ” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest, restriction on the voting of any security, restriction on the transfer of any security or other asset, or restriction on the possession, exercise or transfer of any other attribute of ownership of any asset. For the avoidance of doubt, “Lien” does not include any licenses to Intellectual Property Rights.

“Merger Consideration” means (a) the Cash Consideration or (b) the Stock Consideration.

“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work that would be prejudicial to the author’s reputation, and any substantially similar right existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

“Nasdaq” means the Nasdaq Global Select Market.

“Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Entity that is binding on or applicable to such Person or its property.

“Parent Average Closing Price” means the average closing sale price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the ten most recent trading days ending on the second to last trading day immediately prior to the Effective Time.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of
Parent.

“Parent Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Parent Material Adverse Effect, is or is reasonably likely to have a material adverse effect on the business, operations, assets, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect resulting from or arising out of any of the following, either alone or in combination, be taken into account when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur: (a) general economic conditions in the United States or any other country or region in the world (or changes therein), general conditions in the financial markets in the United States or any other country or region in the world (or changes therein) or general political conditions in the United States or any other country or region in the world (or changes therein); (b) general conditions in the industries in which Parent or any of its Subsidiaries conduct business (or changes therein); (c) changes in Applicable Laws, Orders or GAAP (or the interpretation thereof); (d) acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or any other country or region in the world (in the case of each of clauses (a), (b), (c), (d) and (e), provided that such Effects may be taken into account when determining whether a Parent Material Adverse Effect has occurred to the extent that such Effects have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries conduct business); (f) any failure by Parent to meet published analysts’ estimates, internal or external projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into account unless otherwise excluded by this definition); (g) any decline in the market price or change in the trading volume of the Parent Common Stock, in and of itself (it being understood that the underlying cause(s) of any such decline or change may be taken into account unless otherwise excluded by this definition); (h) the public announcement or pendency of this Agreement or the transactions contemplated hereby (including any loss of, or adverse change in, the relationship of such Person or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers that is related thereto); (i) any action taken (or omitted to be taken) by Parent at the written request of the Company; or (j) any action taken by Parent or its Subsidiaries that is expressly required pursuant to this Agreement.

“Permitted Liens” means (a) Liens securing Liabilities reflected on the Balance Sheet, (b) Liens for Taxes not yet due and payable or Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Balance Sheet, (c) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like Liens or other similar Liens arising or incurred in the ordinary course of business for amounts not in default, (d) Liens imposed by Applicable Law or Order arising in the ordinary course of business, (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice, and (f) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable real property owned, leased, used or held for use by the Company or any of its Subsidiaries, and (g) any other liens or encumbrances that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets of the Company and its Subsidiaries or, in the case of the Owned Real Property, the value thereof.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Public Software” means any Software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price. The term “Public Software” includes software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademark registrations and applications for registration; (iii) Copyright registrations and applications for registration; (iv) Domain Name registrations; and (v) any other Intellectual Property Rights that are the subject of an application or registration.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Senior Member of Management” means the individuals identified in Section  1.1(b) of the Company Disclosure Letter.

“Shrink-Wrap Code” means generally commercially available Software where available for a cost of not more than (i) $100,000 for an annual license for a single user or work station or (ii) $250,000 in the aggregate for all users and work stations.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code and (ii) computerized databases and compilations.

“Source Code” means computer software and code, in form other than Object Code or machine readable form, which may be displayed in human readable form, including related programmer comments and annotations, help text, instructions and procedural, object-oriented and other code.

“Stock Consideration” means a number of shares of Parent Common Stock equal to the Exchange Ratio.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal ” means any bona fide, written Acquisition Proposal (except that, for purposes of this definition, each reference in the definition of “Acquisition Transaction” to “15%” or “85%” shall be “50%”) that did not result from a breach of Section  6.1 and that the Company Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal and all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, potential time delays or other risks to consummation), as well as any counter-offer or proposal made by Parent pursuant hereto in a written offer capable of acceptance) would be more favorable, from a financial point of view, to the holders of Company Common Stock in their capacities as such than the transactions contemplated by this Agreement.

“Tax” means (i) any and all U.S. federal, state, local and non-U.S. taxes and other like assessments, governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group for any period (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of Applicable Law (including any arrangement for group or consortium relief or similar arrangement)) and (iii) any Liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes, including any attachments thereto or amendments thereof.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any successor statute, rules and regulations thereto.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Termination Date	6.12(a)
Acquisition Proposal	1.1
Acquisition Transaction	1.1
Affiliate	1.1
Aggregate Stock Election Cap	2.7(c)
Aggregate Stock Number	2.7(b)(i)
Agreement	Preamble
Agreement of Merger	2.2(a)
Antitrust Laws	1.1
Antitrust Restraint	6.5(d)
Applicable Law	1.1
Assets	3.21
Assumed Option	6.11(b)(ii)
Assumed RSU	6.11(a)
Balance Sheet	1.1
Business Day	1.1
Business Facility	1.1
California Law	1.1
California Secretary of State	2.2(a)
Cancelled Option	6.11(b)(i)
Cancelled RSU	6.11(a)
Cancelled RSU Consideration	6.11(a)
Capitalization Reference Date	3.4(a)
Capitalization Representation	7.2(a)(ii)
Cash Consideration	1.1
Cash Election	2.7(a)(iii)(1)
Cash Electing Share	2.7(a)(iii)(1)
CCC	1.1

Term	Section Reference
Certificates	2.7(a)(iii)
Closing	2.3
Closing Date	2.3
Code	1.1
Collective Bargaining Agreements	3.19(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	6.2(a)
Company Board Recommendation Change	6.2(b)
Company Capital Stock	1.1
Company Common Stock	Recitals
Company Compensatory Awards	1.1
Company Disclosure Letter	Article III Preamble
Company ESPP	1.1
Company Form 10-K	Article III Preamble
Company Owned Intellectual Property Rights	1.1
Company IP	1.1
Company IP Agreements	3.22(c)
Company Material Adverse Effect	7.2(a)(ii)
Company Options	1.1
Company Plans	1.1
Company Preferred Stock	1.1
Company Products	1.1
Company Registered IP	3.22(a)
Company Restricted Stock Unit	1.1
Company Securities	3.4(c)
Company Shareholders’ Meeting	6.3
Confidentiality Agreement	6.9
Consent	3.5(b)
Continuing Employees	1.1
Contract	1.1
Copyrights	1.1
D&O Insurance	6.13(b)
DOJ	1.1
DOL	1.1
Dollars or $	1.3(d)
Domain Names	1.1
Effect	1.1

Term	Section Reference
Effective Time	2.2
Election	2.7(f)(ii)
Employee Plans	1.1
Environmental Law	1.1
Environmental Permit	1.1
ERISA	1.1
ERISA Affiliate	1.1
EU	1.1
EU RoHS Directive	1.1
Exchange Act	1.1
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Export Controls	3.23(a)
First Step Merger	Recitals
Form of Election	2.7(f)(i)
Form of Election Date	2.7(f)(i)
Form S-4	6.4(a)
FTC	1.1
GAAP	1.1
Governmental Entity	1.1
Hazardous Material	1.1
Hazardous Materials Activity	1.1
HSR Act	1.1
Import Restrictions	3.23(a)
Indemnified Parties	6.13(a)
Intellectual Property Rights	1.1
Interim Surviving Corporation.	2.1(a)
International Employee Plan	1.1
Intervening Event	6.2(c)(ii)
IRS	1.1
Knowledge of the Company	1.1
Labor Organization	3.19(a)
Leased Real Property	3.20(b)
Leases	3.20(b)
Legal Proceeding	1.1
Liabilities	1.1
Lien	1.1
Material Contract	3.11(a)

Term	Section Reference
Maximum Annual Premium	6.13(b)
Merger	Preamble
Merger Consideration	1.1
Merger Sub	Preamble
Merger Sub LLC	Preamble
Moral Rights	1.1
Nasdaq	1.1
Non-Electing Share	2.7(a)(iii)(3)
Notice Period	6.2(c)(i)
Object Code	1.1
Option Consideration	6.11(b)(i)
Order	1.1
Owned Real Property	3.20(a)
Parent	Preamble
Parent Average Closing Price	1.1
Parent Common Stock	1.1
Parent Material Adverse Effect	1.1
Parent Preferred Stock	4.6(a)
Parent RSUs	4.6(a)
Parent SEC Reports	4.7(a)
Parent Securities	4.6(b)
Parent Stock Options	4.6(a)
Patents	1.1
Permits	3.3
Permitted Liens	1.1
Person	1.1
Proxy Statement/Prospectus	6.4(a)
Public Software	1.1
REACH	1.1
Real Property	3.20(b)
Registered IP	1.1
Regulation M-A Filing	6.4(d)
Representatives	1.1
Requisite Shareholder Approval	3.3(c)
Sarbanes-Oxley Act	1.1
SEC	1.1
SEC Reports	3.6(a)
Second Step Merger	Recitals

Term	Section Reference
Securities Act	1.1
Senior Member of Management	1.1
Shortfall Number	2.7(b)(ii)
Shrink-Wrap Code	1.1
Significant Customer	3.15(a)
Significant Supplier	3.15(b)
Software	1.1
Source Code	1.1
Specified Representations	7.2(a)(ii)
Stock Consideration	1.1
Stock Election	2.7(a)(iii)(2)
Stock Electing Share	2.7(a)(iii)(2)
Stock Election Number	2.7(b)(ii)
Minimum Stock Percentage	2.7(b)(i)
Subsidiary	1.1
Subsidiary Securities	3.2(d)
Superior Proposal	1.1
Surviving Company.	2.1
Tail Policy	6.13(b)
Takeover Law	3.29(a)
Tax	1.1
Tax Returns	1.1
Termination Fee Amount	8.3(b)(i)
Termination Date	8.1(d)
Third Party	1.1
Trade Secrets	1.1
Trademarks	1.1
Triggering Event	8.1(f)(ii)
Uncertificated Shares	2.7(a)(iii)
Voting Agreement	Recitals
WARN	1.1
WEEE Directive	1.1

1.3   Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(e) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.

(f) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(g) Whenever any reference is made in this Agreement to the Company having “made available” any document or information, such phrase shall include having made such document or information available (i) prior to the date of this Agreement in the electronic data room utilized in connection with the transactions contemplated by this Agreement or (ii) if such document is referred to in the Index to Exhibits in the Company Form 10-K, in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II
THE MERGER

2.1   The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of California Law, at the Effective Time, Merger Sub shall be merged with and into the Company in the First Step Merger, the separate corporate existence of

Merger Sub shall thereupon cease and the Company shall continue as the surviving entity. The Company, as the surviving entity of the First Step Merger, is sometimes hereinafter referred to as the “Interim Surviving Corporation.”

(b) As part of a single integrated plan, as soon as practicable following the Effective Time on the Closing Date, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the CCC and California Law, the Interim Surviving Corporation shall be merged with and into Merger Sub LLC in the Second Step Merger, the separate corporate existence of the Interim Surviving Corporation shall thereupon cease and Merger Sub LLC shall continue as the surviving entity of the Second Step Merger and as a wholly owned Subsidiary of Parent. Merger Sub LLC, as the surviving entity of the Second Step Merger, is referred to herein as the “Surviving Company.”

2.2   The Effective Time of First Step Merger and Second Step Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the First Step Merger to be consummated under California Law by filing an agreement of merger in customary form and substance (the “Agreement of Merger”) with the Secretary of State of the State of California (the “California Secretary of State”) in accordance with the applicable provisions of California Law (the time of such filing and acceptance by the California Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Agreement of Merger, being referred to herein as the “Effective Time”).

(b) As soon as practicable after the Effective Time on the Closing Date, Parent shall cause the Second Step Merger to be consummated under California Law by filing an agreement of merger in customary form and substance with the California Secretary of State in accordance with the applicable provisions of California Law and the Second Step Merger shall be effective at the time of such filing and acceptance by the California Secretary of State.

2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower, San Francisco, California, 94105, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in  Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions) or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

2.4   Effect of the First Step Merger and Second Step Merger.

(a) At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Interim Surviving Corporation.

(b) At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing and subject thereto, at the effective time of the Second Step Merger, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Merger Sub LLC as the Surviving Company in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Merger Sub LLC as the Surviving Company in the Second Step Merger.

2.5   Articles of Incorporation and Bylaws.

(a) Articles of Incorporation . At the Effective Time, subject to the provisions of Section  6.13, the articles of incorporation of the Company shall be amended and restated in its entirety to read identically to the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated articles of incorporation shall become the articles of incorporation of the Interim Surviving Corporation until thereafter amended in accordance with the applicable provisions of California Law and such articles of incorporation.

(b) Bylaws . At the Effective Time, subject to the provisions of Section  6.13, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Interim Surviving Corporation until thereafter amended in accordance with the applicable provisions of California Law, the articles of incorporation of the Interim Surviving Corporation and such bylaws.

(c) Surviving Company. Unless otherwise determined by Parent prior to the effective time of the Second Step Merger, the certificate of formation and the limited liability company agreement of Merger Sub LLC as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation and the limited liability company agreement of the Surviving Company in the Second Step Merger until thereafter amended in accordance with the applicable provisions of California Law and such limited liability company agreement; provided, however, that at the effective time of the Second Step Merger, the limited liability company agreement of the Surviving Company shall be amended so that the name of the Surviving Company shall be “Micrel, LLC.”

2.6   Directors and Officers.

(a) Directors of the Interim Surviving Corporation. At the Effective Time, the initial directors of the Initial Surviving Corporation shall be the directors of the Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Interim Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers of the Interim Surviving Corporation. At the Effective Time, the initial officers of the Initial Surviving Corporation shall be officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Interim Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(c) Directors and Officers of the Surviving Company. At the effective time of the Second Step Merger, the initial directors (or comparable positions) and officers of the Surviving Company shall be the directors and officers, respectively of the Initial Surviving Corporation immediately prior to the such effective time, each to hold the office in accordance with the limited liability company agreement of the Surviving Company until their respective successors are duly elected or appointed and qualified.

2.7   Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, the Company, or any direct or indirect wholly owned Subsidiary of Parent or the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(ii) Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Interim Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Interim Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Interim Surviving Corporation.

(iii) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, the Company or any direct or indirect wholly owned Subsidiary of Parent or the Company, in each case immediately prior to the Effective Time) shall be cancelled and extinguished, and upon the surrender of (A) certificates representing shares of Company Common Stock (the “Certificates”) and (B) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) in the manner provided in Section  2.8 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section  2.10), be automatically converted into the right to receive the Merger Consideration, without interest thereon, as set forth below:

(1) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked pursuant to Section  2.7(f)(vi) (each a “Cash Electing Share”) shall be converted into the right to receive the Cash Consideration, subject to adjustment pursuant to Section  2.7(b)).

(2) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) is properly made and not revoked pursuant Section  2.7(f)(vi) (each a “Stock Electing Share”, and together with the Cash Electing Shares, the “Electing Shares”) shall be converted into the right to receive the Stock Consideration, subject to adjustment pursuant to Section 2.7(c).

(3) Each share of Company Common Stock with respect to which no Cash Election or Stock Election is properly made (or if made, has been revoked) (each, a “Non-Electing Share”) shall be converted into the right to receive the Cash Consideration or the Stock Consideration as determined in accordance with Section  2.7(b) below and subject to adjustment pursuant to Section 2.7(c).

(b)   Proration.

(i) Notwithstanding anything to the contrary in this Agreement, other than Section  2.7(c), a minimum number of shares of Company Common Stock equal to the Minimum Stock Percentage (as defined below) of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (such number of shares, the “Aggregate Stock Number”) shall be converted into the right to receive the Stock Consideration. The “Minimum

Stock Percentage” shall be equal to 42%; provided, however, that if the tax opinion of Parent’s counsel referred to in Section  7.2(g) or the tax opinion of the Company’s counsel referred to in Section  7.3(e) cannot be rendered as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code (as reasonably determined by such counsel) taking into account the value of a share of Parent Common Stock on the last trading day immediately prior to the Closing Date and on the Closing Date, then the Minimum Stock Percentage shall be increased to the minimum extent necessary to enable such tax opinion or opinions to be rendered (such reduction and increase to be finally calculated and made immediately preceding the Effective Time).

(ii) If the aggregate number of Stock Electing Shares of Company Common Stock (the “Stock Election Number”) is less than or equal to the Minimum Stock Percentage of the Aggregate Stock Number (such difference between the Stock Election Number and the Minimum Stock Percentage of the Aggregate Stock Number, the “Shortfall Number”), then (x)   all Stock Electing Shares shall be converted into the right to receive the Stock Consideration and (y)   the Cash Electing Shares and Non-Electing Shares shall be treated in the following manner:

(1) If the Shortfall Number is less than or equal to the aggregate number of Non-Electing Shares, then (A) all Cash Electing Shares shall be converted into the right to receive the Cash Consideration and (B) the Non-Electing Shares of each holder of shares of Company Common Stock shall be converted into the right to receive the Stock Consideration in respect of that number of Non-Electing Shares that is equal to the product obtained by multiplying (I) the number of Non-Electing Shares of such holder by (II) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Shares, with the remaining number of such holder’s Non-Electing Shares being converted into the right to receive the Cash Consideration; and

(2) If the Shortfall Number exceeds the aggregate number of Non-Electing Shares, then (I) all Non-Electing Shares shall be converted into the right to receive the Stock Consideration and (II) a number of Cash Electing Shares of each holder of shares of Company Common Stock shall be converted into the right to receive the Stock Consideration equal to the product obtained by multiplying (I) the number of Cash Electing Shares of such holder by (II) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of Non-Electing Shares and the denominator of which is the aggregate number of Cash Electing Shares, with the remaining number of such holder’s Cash Electing Shares being converted into the right to receive the Cash Consideration.

(iii) If the Stock Election Number is greater than the Minimum Stock Percentage of the Aggregate Stock Number then all Non-Electing Shares shall be converted into the right to receive the Cash Consideration.

(c) Aggregate Stock Election Cap. Notwithstanding anything to the contrary in this Agreement, including Section  2.7(b)(i), if the aggregate Stock Consideration would be greater than 35,000,000 shares of Parent Common Stock (the “Aggregate Stock Election Cap”) then (i) all Non-Electing Shares shall be converted into the right to receive the Cash Consideration, (ii) all Cash Electing Shares shall be converted into the right to receive the Cash Consideration and (iii) all Stock Electing Shares shall be converted into the right to receive an amount equal to the product of (i) the Stock Consideration and (ii) a fraction, the numerator of which is the Aggregate Stock Election Cap and the denominator of which is the aggregate Stock Consideration without giving effect to the Aggregate Stock Election Cap.

(d) Adjustment to Merger Consideration. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose shall be established, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

(e) Fractional Shares. In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Merger, each holder of shares of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Merger will be paid an amount in cash (without interest) equal to (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Average Closing Price.

(f)   Election Procedures.

(i) All elections in accordance with this Section  2.7 shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a “Form of Election”) which will be filed as an exhibit to the Form S-4 and mailed to the holders of record of shares of Company Common Stock as of the record date for the Company Shareholders’ Meeting or on such other date as Parent and the Company mutually agree (the “Form of Election Date”). The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to make a Cash Election or a Stock Election or a combination of both for any and all shares of Company Common Stock held by such holder. The Company shall make available one or more Forms of Election as may be reasonably requested by any Person who becomes a holder (or beneficial owner) of shares of Company Common Stock between the Form of Election Date and the close of business on the Business Day prior to the Election Date.

(ii) For elections to be effective, (A) with respect to shares of Company Common Stock represented by Certificates, a Form of Election and a Letter of Transmittal must be properly completed, signed and actually received by the Exchange Agent and accompanied by the Certificates representing all the shares of Company Common Stock as to which such a Form of Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or an affidavit of lost certificate in accordance with Section  2.10), or (B) with respect to shares of Company Common Stock that are held in book-entry form, Parent shall establish procedures for the delivery of such shares, which procedures shall be reasonably acceptable to the Company (any election that satisfies either (A) or (B), an “Election”).

(iii) An Election must be received by the Exchange Agent not later than 5:00 p.m. California time on (A) the date of the Company Shareholders’ Meeting or, (B) if the Closing Date is more than four (4) Business Days following the Company Shareholders’ Meeting, the Business Day immediately preceding the Closing Date (either of (A) or (B), the “Election Date”) in order to be effective. Any shares of Company Common Stock for which the record holder has not, as of 5:00 p.m., California time, on the Election Date, properly submitted a properly completed Form of Election to the Exchange Agent will be deemed to be Non-Electing Shares. After a Cash Election or Stock Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned.

(iv) Parent and the Company shall publicly announce the anticipated Election Date at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be subsequently delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.

(v) Subject to the provisions of the agreement entered into with the Exchange Agent, the Exchange Agent shall have the discretion to determine whether Forms of Election have been properly completed, signed, and timely submitted or to disregard defects in forms. Any such determination of Parent or the Exchange Agent shall be conclusive and binding, absent manifest error. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. Any shares of Company Common Stock relating to which the record holder is deemed to have not submitted a valid Election on or prior to the Election Date shall be deemed to be Non-Electing Shares.

(vi) Any Cash Election or Stock Election may be (A) changed by written notice received by the Exchange Agent prior to 5:00 p.m., California time, on the Election Date, accompanied by a properly completed and signed revised Form of Election or (B) revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., California time, on the Election Date. In addition, Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII. If a Cash Election or Stock Election is revoked with respect to shares of Company Common Stock represented by a Certificate, such Certificate shall promptly be returned to the holder that submitted the same to the Exchange Agent.

(vii) The Exchange Agent shall make all the computations contemplated by this Section  2.7(b), including the determination of the number of Cash Electing Shares, Stock Electing Shares and Non-Electing Shares and, after consultation with Parent and the Company, all such computations will be conclusive and binding on the former holders of shares of the Company Common Stock absent manifest error. The Exchange Agent may, with the agreement of Parent and the Company, make such reasonable rules as are consistent with this Section  2.7 for the implementation of the Elections provided for herein as shall be necessary or desirable to effect fully such Elections.

(g) Company Compensatory Awards. At the Effective Time, each Company Compensatory Award then outstanding under any of the Company Plans shall be treated in accordance with the provisions of Section  6.11.

2.8   Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving and holding their Certificates and Uncertificated Shares and shall obtain no rights or interests in the shares of Company Common Stock represented thereby.

(b) Exchange Fund. Parent shall deposit (or cause to be deposited) with the Exchange Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this  Article II, (i) evidence of Parent Common Stock issuable pursuant to Section  2.7(a) in bookentry form sufficient to issue the aggregate Stock Consideration, (ii) by transfer of immediately available funds, an amount of cash sufficient to pay the aggregate Cash Consideration and (iii) by transfer of immediately available funds, an amount of cash sufficient to make the aggregate payments in lieu of any fractional shares of Parent Common Stock (such amount referenced in clauses (ii) and (iii) together with the evidence of bookentry shares of Parent Common Stock, the “Exchange Fund”).

(c) Payment Procedures. As promptly as practicable following the Effective Time, Parent and Merger Sub shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of shares of Non-Electing Shares (i) a letter of transmittal in customary form and containing customary provisions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) (a “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this  Article II. Each holder of Electing Shares shall have previously completed and delivered to the Exchange Agent a Letter of Transmittal in accordance with Section  2.7(f)(ii) above. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by a Certificate or Uncertificated Share, upon (x) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this  Article II. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(d) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Tax laws. To the extent that such amounts are so deducted or withheld, such amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be, to the applicable Governmental Entity and (ii) shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Company or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

2.9   No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Share theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section  2.8. The Merger Consideration paid in accordance with the terms of this  Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this  Article II.

2.10   Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section  2.7; provided, however, as a condition precedent to the payment of such Merger Consideration, the Exchange Agent shall require the owners of such lost, stolen or destroyed Certificates to furnish a bond in form satisfactory to the Exchange Agent, Parent and the Surviving Company as indemnity against any claim that may be made against Parent, the Surviving Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed. The value of the bond of indemnity shall be calculated by the Exchange Agent, based on the value of lost, stolen or destroyed Certificates.

2.11   Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Company shall take all such lawful and necessary action on behalf of the Company and Merger Sub.

2.12   Tax Treatment. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement. Except as specifically set forth in this Agreement, no party hereto shall take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this  Article III, as set forth in the section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) that specifically relates to such Section or in another section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, and except as disclosed in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2014, and any amendments thereto, (the “Company Form 10-K”) or in the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2015 (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports, other disclosures that are similarly non-specific or are predictive or forward-looking in nature and excluding any exhibits incorporated by reference in such reports), the Company hereby represents and warrants to Parent, Merger Sub and Merger Sub LLC as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under California Law. The Company has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its respective properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of its articles of incorporation and bylaws, as amended to date. The Company is not in violation of its articles of incorporation or bylaws. The Company has delivered or made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the shareholders, the Company Board and each committee of the Company Board held since January 1, 2012 other than any such minutes relating to this Agreement or the transactions contemplated hereby or any alternatives to this Merger considered by the Company Board.

3.2   Subsidiaries.

(a) Section  3.2(a) of the Company Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company. Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), (ii) has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, (iii) is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and (iv) is in compliance with its respective certificate of incorporation, bylaws or other applicable constituent documents. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Company’s material Subsidiaries.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than restrictions on transfer imposed by Applicable Law) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Company of such Subsidiary’s business as presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.3   Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Shareholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. Assuming that the representations of Parent, Merger Sub and Merger Sub LLC set forth in Section  4.11 are accurate, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and Merger Sub LLC, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(b) At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreements, (iv) directed that the adoption of this Agreement be submitted to a vote of the shareholders of the Company at the Company Shareholder Meeting and (v) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement in accordance with the applicable provisions of California Law.

(c) Assuming that the representations of Parent, Merger Sub and Merger Sub LLC set forth in Section  4.11 are accurate, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to adopt this Agreement (the “Requisite Shareholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under Applicable Law or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.

3.4   Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of March 31, 2015 (the “Capitalization Reference Date”), (A) 56,865,368 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding or held by the Company as treasury shares and (C) no shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock were validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Reference Date through (and including) the date of this Agreement, the Company has not issued any shares of Company Capital Stock other than pursuant to Company Restricted Stock Units or the exercise of Company Options or pursuant to the Company ESPP or any 401(k) plans maintained by the Company or any of its Subsidiaries.

(b) Section  3.4(b) of the Company Disclosure Letter sets forth, as of the Capitalization Reference Date, (i) the aggregate number of shares of Company Common Stock that are subject to Company Options, (ii) the aggregate number of shares of Company Common Stock that are subject to Company Restricted Stock Units, (iii) the name or identification number of each holder, (iv) the number of shares of Company Common Stock subject to each Company Option and Company Restricted Stock Unit, (v) the grant date of each Company Option and Company Restricted Stock Unit and (vi) the exercise price for each Company Option (in the case of clauses, (iii), (iv) and (v), on a holder-by-holder basis). The Company shall provide Parent, within three (3) Business Days prior to the anticipated Closing Date, a complete and correct list, as of such date, of all holders of Company Options and Company Restricted Stock Units, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of Shares subject to each Company Option and Company Restricted Stock Unit, (iii) the grant date of each Company Option and Company Restricted Stock Unit, (iv) the exercise price for each Company Option, (v) the vesting schedule of each Company Option and Company Restricted Stock Unit, (vi) the settlement schedule of each Company Restricted Stock Unit, (vii) the Company Stock Plan under which each Company Option and Company Restricted Stock Unit was issued and (viii) the expiration date of each Company Option. Since the Capitalization Reference Date through (and including) the date of this Agreement, the Company has not granted any Company Compensatory Awards. Each outstanding Company Compensatory Award was granted subject to the terms of a Company Plan. As of the Capitalization Reference Date, 2,397,441 shares of Company Common Stock were reserved for future issuance pursuant to stock awards not yet granted under the Company Plans. All Company Compensatory Awards have been, in all material respects, validly issued and properly approved by the Company Board in accordance with all Applicable Law, and the Company Plans and all Company Compensatory Awards have been, in all material respects, properly accounted for in accordance with GAAP on the consolidated audited financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports.

(c) Except as set forth in this Section  3.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Other than this Agreement or the Voting Agreements, neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of,

relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

3.5   Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the articles of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section  3.5(a)(ii) of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other Liability under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section  3.5(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Shareholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and Applicable Law.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (i) the filing and recordation of the Agreement of Merger with the California Secretary of State as required by the CCC, (ii) such filings and approvals as may be required by the Nasdaq or any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act (including the filing with the SEC the Proxy Statement/Prospectus and the filing of the Form S-4 and the declaration of effectives of the Form S-4), (iii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws and (iv) such other Consents, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and Applicable Law.

3.6   SEC Reports.

(a) Since January 1, 2013, the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC after January 1, 2013 and at or prior to the Effective Time that are not required to be so filed or furnished, the “SEC Reports”).

(b) Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was, or will be, filed.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Since January 1, 2013, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity (i) any written comments that have not been resolved with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or (ii) any written notice that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Entity of any SEC Reports (including the financial statements included therein).

(e) No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(f) No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. Since January 1, 2013, neither the Company nor any of its executive officers has received any written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.7   Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries contained in the SEC Reports at the time filed were prepared in accordance with GAAP then in effect consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) To the Knowledge of the Company since January 1, 2013, neither the Company nor any of its Subsidiaries (including any director, officer and employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(f) Since January 1, 2013, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer or auditor of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2013 no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any current director or executive officer of the Company.

(g) Since January 1, 2013, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since January 1, 2013, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.8 Proxy Statement/Prospectus . The Proxy Statement/Prospectus, when filed with the SEC and at the time the S-4 is declared effective by the SEC and on the date first mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent, Merger Sub or Merger Sub LLC or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the in the Proxy Statement.

3.9   No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet (or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of the Agreement or to the extent disclosed in the notes to such financial statements), (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Material Contract, other than any such obligations that arose as a result of an existing breach or default (with or without notice or lapse of time or both) thereunder, (e) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and (f) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10   Absence of Certain Changes.

(a) Except for actions expressly contemplated by this Agreement, since the date of the Balance Sheet through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and (ii) the Company has not taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section  5.2;

(b) Except for actions expressly contemplated by this Agreement, since the date of the Balance Sheet through the date of this Agreement, there has not occurred any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Real Property that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole; and

(c) Since the date of the Balance Sheet, there has not been or occurred or there does not exist any Company Material Adverse Effect or any other Effect that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and Applicable Law.

3.11   Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” means each of the following Contracts (excluding in each case any purchase order entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) which is currently in effect and to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) other than at-will offer letters on the Company’s standard form containing no severance provisions or consulting Contracts which may be cancelled on less than ninety (90) days’ notice without penalty to the Company, any employment or independent contractor Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer, consultant or employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $100,000;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Merger);

(iv)   any Collective Bargaining Agreement or other similar Contract with a Labor Organization;

(v) any Contract (excluding, for the avoidance of doubt, any purchase order) with any Significant Customer or any Significant Supplier providing for indemnification or any guaranty (in each case, under which the Company has continuing obligations as of the date hereof), other than (A) any guaranty by the Company of any of its Subsidiaries’ obligations or (B) any Contract providing for indemnification entered into in connection with the distribution, sale or license of services or hardware or software products in the ordinary course of business consistent with past practice, which indemnification does not materially differ from the provisions embedded in Company’s standard terms of sale as provided or made available to Parent;

(vi) any Contract containing any covenant, commitment or other obligation (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, (B) granting any exclusive rights to any third party, (C) containing a “most favored nation” or similar provision that would affect more than 1% of the Company’s aggregate annual revenues (based solely on the fiscal year ended December 31, 2014) or the provisions of which would be applicable to Parent after the Effective Time, (D) including any “take or pay” or “requirements” obligation, (E) prohibiting the Company or any of its Subsidiaries (or, after the Effective Time, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so (other than any prohibition pertaining to the non-solicitation of employees) or (F) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies, in the case of each of clauses (A) through (F) other than any such Contracts that may be cancelled without liability to the Company or its Subsidiaries of more than $200,000 and upon notice of ninety (90) days or less;

(vii) any Contract (A) relating to the license, disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business, (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries or (C) relating to the formation, control or operation of any joint venture;

(viii) any Contract for the acquisition or disposition of any business containing  any  continuing (A) profit  sharing  arrangements  or “earn-out” arrangements  or (B) indemnification or similar contingent payment obligations;

(ix) any joint marketing or development agreements under which the Company or any of its Subsidiaries have continuing obligations or costs in excess of $200,000 per year, to jointly market any product, technology or service, and which may not be canceled without penalty upon notice of ninety (90) days or less;

(x) any material outsourcing Contracts (including material Contracts to assemble, manufacture and package any Company Product) other than Contracts between the Company and a Significant Supplier;

(xi) Based upon amounts paid or received thereunder during the most recent completed fiscal year of the Company, (A) any Contract between the Company and any Significant Customer, (B) the top five (5) distributor contracts, (C) any Contract between the Company and any Significant Supplier, (D) the top three (3) development contracts, and (E) the top five (5) sales representative contracts;

(xii) The top five (5) Contracts (based upon amounts paid thereunder during the most recent completed fiscal year of the Company, and excluding, for the avoidance of doubt, any purchase order) containing any service obligation on the part of the Company or any of its Subsidiaries (as measured by continuing costs to be incurred by the Company or any of its Subsidiaries in connection with those services);

(xiii) any Contract that is required to be listed in Section  3.22(c) of the Company Disclosure Letter;

(xiv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money by, or extension of credit to, the Company or any of its Subsidiaries, other than (A) accounts receivables and payables in the ordinary course of business consistent with past practice and (B) loans to direct or indirect wholly-owned Subsidiaries;

(xv) any mortgage, lease, loan or other material Contract relating to any sale leaseback transaction of any real property previously owned by the Company or any of its Subsidiaries;

(xvi)   any Leases;

(xvii)   any Contract entered into since January 1, 2013 to settle a Legal Proceeding other than (A) releases entered into with former employees or independent contractors of the Company which do not contain cash settlements in excess of $300,000 or (B) settlement agreements for cash only (which has been paid) and does not exceed $300,000 as to such settlement; and

(xviii)   any material Contract with any Governmental Entity.

(b) Section  3.11(b) of the Company Disclosure Letter contains a list that is complete and accurate in all material respects as of the date hereof of all Material Contracts, and identifies each subsection of Section  3.11(a) that describes such Material Contract. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except in each of the foregoing cases as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.12   Compliance with Applicable Law. The Company and each of its Subsidiaries are and since January 1, 2012 have been in compliance with all Applicable Laws and Orders, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2013, neither the Company nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to the Company or any of its Subsidiaries,
(b)   has received any written notice from any Governmental Entity alleging any violation by the Company or any of its Subsidiaries of any Applicable Law or Order nor (c) has provided any written notice to any Governmental Entity regarding any violation by the Company or any of its Subsidiaries of any Applicable Law or Order, and no such notice referred to in clauses (a), (b) or (c) of this Section  3.12 remains outstanding or unresolved as of the date of this Agreement, except in each case as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.13   Permits. The Company and its Subsidiaries are, and since January 1, 2013 have been, in compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, or (b) any revocation, cancellation or termination of any Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement, except in each case as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.14   Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (a) against the Company or any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that (i) involves an amount in controversy in excess of $200,000, (ii) seeks material injunctive relief, or (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Company’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement, (b) to the Knowledge of the Company, against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities a such), whether or not naming the Company or any of its Subsidiaries or (c) by the Company or any of its Subsidiaries against any third party that (i) involves an amount in controversy in excess of $200,000 or (ii) seeks material injunctive relief. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Real Property, is subject to any outstanding Order that, individually or in the aggregate, is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and Applicable Law.

3.15   Customers and Suppliers.

(a) To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning any Company Products with any customer who accounted for at least 1% of the Company’s revenues during the fiscal year ended December 31, 2014 based on amounts paid or payable to the Company or its Subsidiaries by such customers (each, a “Significant Customer”) and (ii) since January 1, 2014 neither the Company nor any of its Subsidiaries has received any written or bona fide oral notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or any of its Subsidiaries other than, for the avoidance of doubt, in connection with the loss of a design opportunity. Since December 31, 2014, the Company has not had any material quantity of Company Products returned by a purchaser thereof except for normal warranty returns consistent with past history or pursuant to stock rotation rights under the Company’s distributor agreements.

(b) To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has any outstanding material dispute concerning products and/or services provided by any supplier to which amounts paid or payable by the Company and its Subsidiaries to such supplier during the fiscal year ended December 31, 2014 accounted for an amount equal to or greater than $500,000 during the fiscal year ended December 31, 2014 (each, a “Significant Supplier”) and (ii) since January 1, 2014 neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, bona fide oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company or any of its Subsidiaries. To the Knowledge of the Company, the Company and its Subsidiaries have access, in all material respects and on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company’s business, and the Company has no Knowledge of any reason why it will not continue to have such access in all material respects and on commercially reasonable terms.

3.16   Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely filed (taking into account all applicable extensions) all material income, franchise and other U.S. federal, state, local and non-U.S. Tax Returns required to be filed by it, and such Tax Returns in all material respects are true and correct and have been completed in accordance with Applicable Law.

(b) Each of the Company and its Subsidiaries has (i) timely paid all material Taxes it is required to pay (whether or not shown on a Tax Return), and (ii) timely withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all material federal and state income Taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other Taxes (including all material Taxes required to be withheld on any U.S. or non-U.S. Company Compensatory Awards) it is required to withhold.

(c) No material audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such a material audit or other examination. No material adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Governmental Entity. No written claim has ever been made by any Governmental Entity that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(d) There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

(e) Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) any Liability for the Taxes of any person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract or by operation of law (other than pursuant to Contracts entered into in the ordinary course of business the principal purposes of which is unrelated to Taxes).

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the two- year period ending on the date hereof or otherwise in a transaction that could be treated as part of a plan (or series of related transactions) pursuant to which the transactions contemplated by this Agreement are a part.

(g) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(h) Neither the Company nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.17   Environmental Matters.

(a) Except as has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and since January 1, 2012 and have been, in compliance in all material respects with all applicable Environmental Laws; and (ii) to the Knowledge of the Company, all Company Products comply with the restricted substance requirements set forth in Annex II of the EU RoHS Directive.

(b) Except as has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold and maintain all of the Environmental Permits necessary for the operations of the Company or any of its Subsidiary as such activities are currently being conducted; (ii) all such Environmental Permits are valid and in full force and effect; (iii) the Company and its Subsidiaries are in compliance with all covenants and conditions of all such Environmental Permits; and (iv) to the Knowledge of the Company, no circumstances exist that would reasonably be expected to cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(c) Except as has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect, (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Law, Environmental Permit, or any Hazardous Materials Activity with respect to the Company or any of its Subsidiaries and (ii) neither the Company nor any Subsidiary has received any written information request from any Governmental Entity pursuant to Environmental Law.

(d) Except in material compliance with Environmental Laws or in a manner that would not reasonably be expected to result in a Company Material Adverse Effect, (i) no Hazardous Materials are present on any Business Facility currently owned, operated, or leased by the Company or any Subsidiary or were present on any other Business Facility at the time it ceased to be owned, operated, or leased by the Company, any of its Subsidiaries, or any of their predecessors, in each case which Hazardous Materials would reasonably be expected to require the Company or its Subsidiaries to conduct any investigation or remedial action pursuant to Environmental Law; and (ii) no lien imposed pursuant to Environmental Law is present on any Owned Real Property.

(e) Except as would not reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any Contract that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising under Environmental Laws.

(f) To the Knowledge of the Company, the Company has delivered or made available to Parent all material environmental records prepared in the past four (4) years and in the Company’s and its Subsidiaries’ possession concerning any material non-compliance with or material violation of Environmental Laws or Environmental Permits by the Company or its Subsidiary, environmental site assessments of any Business Facility in the possession of the Company or its Subsidiaries.

3.18   Employee Benefit Plans.

(a) Section  3.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Plans. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, if any, including any amendments or statements of material modifications thereto, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Entity since January 1, 2010, relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each International Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan, if any, and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Entity, if any; and (vii) all other material Contracts directly relating to each Employee Plan, including administrative service agreements.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all Applicable Law, including the applicable provisions of ERISA and the Code, and, to the Knowledge of the Company, there is no circumstance that exists that would materially affect such compliance. The Company does not maintain any International Employee Plans with respect to which it has or is reasonably expected to have any Liability in excess of $200,000.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on an unrevoked favorable prototype opinion letter or has received a favorable determination letter from the IRS with respect to such Employee Plan’s tax-qualified status under the Code and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(d) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for, except as would not be expected to result in a material liability. Except as required by Applicable Law or the terms of an Employee Plan, neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new material Employee Plan or amend in any material respect an existing Employee Plan.

(e) There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code.

(g) Neither the Company, any of the its Subsidiaries nor any of their respective ERISA Affiliates has in the six (6) years prior to the date hereof maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(h) No Employee Plan provides post -termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(i) Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained, operated and administered in material compliance with the applicable requirements of Section 409A of the Code. Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may reasonably be subject to United States taxation, (i) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, and (ii) has been properly accounted for in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports.

(j) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(k) No International Employee Plan has Liabilities, other than those Liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, that as of the Closing Date will not be offset in full by insurance or otherwise be fully accrued.

3.19   Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no pending material activities or proceedings or, to the Knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees of the Company or any of its Subsidiaries, except in each case as would not be material to the Company. The consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization except in each case as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.. Except as would not be expected to result in a material liability, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries, and, except as would not be expected to result in a material liability, there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company threatened.

(b) The Company and its Subsidiaries have complied with all Applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and for overtime purposes), leased and seconded employees, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, except in each case as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to any material conciliation agreement, consent decree or other employment-related agreement or order with any Governmental Entity.

(c) Each of the Company and its Subsidiaries is in compliance in all material respects with WARN. In the past two years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

3.20   Real Property.

(a) Section  3.20(a) of the Company Disclosure Letter sets forth a true and complete list of all of the real property owned by the Company or any of its Subsidiaries as of the date hereof (the "Owned Real Property"), including street address, legal description and use. Other than the Owned Real Property, neither the Company nor any of its Subsidiaries nor any of their predecessors has ever owned any other real property. Neither Company nor any of its Subsidiaries is party to any agreement to purchase or sell real property. Except as set forth in Section  3.20(a) of the Company Disclosure Letter, the Company owns the Owned Real property free and clear of all Liens. The Company has a valid, enforceable title policy for the Owned Real Property in its full market value and has delivered a true and correct copy of it to Parent.

(b) Section  3.20(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements which provide for payments by the Company or its Subsidiaries in excess of $100,000 per year (collectively, the “ Leases ”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such real property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”) including, with respect to each Lease, the name of the lessor, or the master lessor and sublessor, the date and term of the Lease and each amendment thereto, the square footage of the premises leased thereunder, and the aggregate annual rental payable thereunder). The Company has heretofore made available to Parent true and correct copies of all Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, and subordination agreements). Each Lease is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except in each of the foregoing cases as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Lease, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section  3.20(b)(ii) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements granting to any Person, other than the Company or any of its Subsidiaries, any material right to use or occupy, now or in the future, any of the Real Property. Neither the Company nor any of its Subsidiaries owes broker commissions with respect to any Real Property that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries. The Company or its Subsidiaries have valid leasehold estates in the Leased Real Property, subject to no Liens other than Permitted Liens, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or any of its Subsidiaries or alter the rights or obligations of the landlord under, or give to others any rights of termination, amendment, acceleration or cancellation of any Leases, or otherwise adversely affect the continued use and possession of any Real Property for the conduct of business as presently conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries as of the date hereof occupy all of the Real Property for the operation of their business except as set forth in Section  3.20(b)(ii) of the Company Disclosure Letter and there are no other parties occupying or with a right to occupy the Real Property.

(c) The Company has not received any written notice from any insurance company of any defects or inadequacies in any Owned Real Property or any part thereof which would reasonably be expected to adversely affect the insurability of such Owned Real Property or the premiums for the insurance thereof. No written notice has been given by any insurance company which has issued a policy with respect to any portion of any Owned Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(d)   Except as set forth in Section  3.20(d) of the Company Disclosure Letter: (i)   there is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding affecting any Owned Real Property or any portion thereof, and (ii) are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company, or, to the knowledge of the Company, against third parties affecting any Owned Real Property, and the Company is not aware of any facts which might result in any such Legal Proceeding and (iii) there are no pending or, to the knowledge of the Company, threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any special assessment against any Owned Real Property.

3.21   Assets; Personal Property. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole,
(i)   the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate in all material respects to carry on their respective businesses in all material respects as presently conducted, and such Assets are in good operating condition and repair in all material respects (ordinary wear and tear and ongoing maintenance excepted) and (ii) the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use such Assets.

3.22   Intellectual Property.

(a) Section  3.22(a) of the Company Disclosure Letter contains a complete and accurate list of the Company Owned Intellectual Property Rights that are Registered IP (“Company Registered IP”) (other than Company Owned Intellectual Property Rights that are exclusively licensed to the Company and are not Patents) and material unregistered Trademarks (the “Unregistered Trademarks”), in each case listing, as applicable, (i) the name of the current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date, and issuance/registration/grant date, and (v) the prosecution status thereof.

(b) To the Knowledge of the Company, (i) the Company Registered IP and Unregistered Trademarks are valid, sustaining and enforceable and (ii) with respect to each item of Company Registered IP, all necessary registration, maintenance and renewal fees have been paid, in each case of clauses (i) and (ii), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, as a whole.

(c) Section  3.22(c) of the Company Disclosure Letter contains a complete and accurate list of all Contracts (i) under which the Company or any of its Subsidiaries has the right to use or acquire ownership of any material Company IP, other than Shrink-Wrap Code or (ii) under which the Company or any of its Subsidiaries licenses to others the right to use or agreed to transfer to others any Intellectual Property Rights that are material Company Owned Intellectual Property Rights, other than non-disclosure agreements and non-exclusive license agreements entered into in the ordinary course of business (such Contracts, the “Company IP Agreements”). The Company has made available to Parent complete and correct copies of each such Company IP Agreement. To the Knowledge of the Company, (w) each Company IP Agreement is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and is in full force and effect; (x) neither the Company nor any of its Subsidiaries that are a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any Company IP Agreement; (y) no event has occurred that with notice or lapse of time or both would constitute such a breach or default under any Company IP Agreement by the Company or any of its Subsidiaries; and (z) there are no pending material disputes regarding the scope of any Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under any Company IP Agreements; in each case of clauses (w), (x), (y) and (z), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) To the Knowledge of the Company, (i) the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property Rights that are either used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) neither the operation of the business of the Company nor the use, provision, support, reproduction, making, distribution, marketing, sale, license or display of the Company Products by Company or its Subsidiaries infringes or misappropriates the Intellectual Property Rights or Moral Rights of any Person, in each case of clauses (i) and (ii), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e) To the Knowledge of the Company, (i) the Company and its Subsidiaries own all right, title and interest in the Company Owned Intellectual Property Rights (other than Company Owned Intellectual Property Rights that are exclusively licensed to the Company) free and clear of all Liens (other than (A) obligations arising under the terms of any (1) of the Company IP Agreements listed on Section  3.22(e) of the Company Disclosure Letter, (2) Contracts for Shrink-Wrap Code or (3) Contracts for out-bound non-disclosure agreements entered into in the ordinary course of business and (B) Permitted Liens); (ii) the Company and its Subsidiaries have the exclusive right to bring actions against any person that is infringing any Company Owned Intellectual Property Rights and to retain for themselves any damages recovered in any such action; and (iii) no Person other than the Company and its Subsidiaries has ownership rights to any Company Owned Intellectual Property Rights, in each case of clauses (i), (ii) and (iii), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f) (i) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of the Trade Secrets that comprise any part of the Company IP, and (ii) to the Knowledge of the Company, (A) there is no unauthorized use, disclosure or misappropriation of any such Trade Secrets by any Person and (B) all use and disclosure of Trade Secrets owned by another Person by the Company or any of its Subsidiaries have been pursuant to the terms of a written agreement with such Person or such use and disclosure by the Company or any of its Subsidiaries was otherwise lawful; in each case of clauses (i) and (ii), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees, consultants and contractors to execute a confidentiality and assignment agreement which (i) assigns to the Company or one of its Subsidiaries all right, title and interest in any Intellectual Property Rights created by such persons within the scope of their involvement with the Company or applicable Subsidiary and (ii) provides reasonable protection for Trade Secrets of the Company and its Subsidiaries, in each case of clauses (i) and (ii), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, to the extent permissible under Applicable Law, all current or former employees, consultants and contractors of the Company or any Subsidiary that have created any Company Owned Intellectual Property Rights have executed such agreements, and no party to any such agreement is in breach thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(g) To the Knowledge of the Company, no Person is infringing upon or otherwise violating any Company Owned Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging the same that remains unresolved, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(h) There is no unresolved Legal Proceeding brought by a third party that has been served upon, filed or, to the Knowledge of the Company, threatened with respect to (i) any alleged infringement or other violation by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or any of its Subsidiaries’ business of the Intellectual Property Rights of such third party or (ii) any challenge to the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any Company IP, in each of clauses (i) and (ii), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that materially restricts or impairs the use, transfer or licensing of any Company Owned Intellectual Property Rights, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(i) To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in any of the following events that, but for the consummation of the transactions contemplated hereby, would not have occurred: (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Company Owned Intellectual Property Rights, except to the extent currently licensed, (ii) the vesting of any right of termination or cancellation of the counterparty under any Company IP Agreement, (iii) any payment of fees, penalties or royalties under any Company IP Agreement, (iv) a change in the scope of any Intellectual Property Rights granted to, or by, the Company or its Subsidiaries, (v) the imposition of any Lien on any Company Owned Intellectual Property Rights (other than Permitted Liens), or (vi) after the Merger, Parent or any of its Subsidiaries or Affiliates being required to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ or Affiliates’ Intellectual Property Rights (except with respect to the Company Owned Intellectual Property Rights), in each case of clauses (i) through (vi), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(j) To the Knowledge of the Company, except as set forth in Section  3.22(j) of the Company Disclosure Letter, no Software that constitutes Public Software was or is contained or included in, incorporated into, or integrated with any Company Product, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section  3.22(j) of the Company Disclosure Letter sets forth a list of all such Public Software, including: (i) the name of the Public Software; (ii) the website at which the license terms are available; (iii) the applicable Company Product referred to in the first sentence of this Section  3.22(j); and (iv) whether or not the Public Software has been modified or distributed.

(k) The Company and its Subsidiaries are in full compliance with all Public Software license agreements to which the Company or a Subsidiary, as applicable, is a party, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(l) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have published or disclosed any Source Code owned by the Company or its Subsidiaries, except to their employees, customers or advisers pursuant to non-disclosure agreements, commercial agreements or license agreements subject to confidentiality obligations, nor has any other Person done so, except as authorized by the Company under a non-disclosure agreement, commercial agreement or license agreement subject to confidentiality obligations, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to entitle the beneficiary under any Source Code escrow arrangement under which the Company or any of its Subsidiaries have deposited any material Source Code for any Company Product to require release of such Source Code, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(m) To the Knowledge of the Company, all personally identifiable information which has been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with all Applicable

Laws, Contracts, and Company policies and industry standards, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, neither the Company nor its Subsidiaries has received a notice of noncompliance with Applicable Laws, Contracts or Company policies related to personally identifiable information.

(n) To the Knowledge of the Company, there are no material defects or errors in the Company Products or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Product or data or other software of users of the Company Products, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(o) (i) The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to prevent viruses and other disabling codes from entering Company Products and to otherwise safeguard the information technology systems, and personally identifiable information contained therein, of the Company and its Subsidiaries; (ii) to the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of information technology systems of the Company and its Subsidiaries; and (iii) the Company and its Subsidiaries have reasonable disaster recovery plans procedures and facilities for the business; in each case of clauses (i), (ii) and (iii), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(p) Section  3.22(p) of the Company Disclosure Letter sets forth a true and complete list of all industry standards bodies or similar organizations in which the Company and/or any of its Subsidiaries is a member. To the Knowledge of the Company, (i) there is no obligation to license any of the Company Owned Intellectual Property Rights to any third party as a result of participation or membership in any standards body or similar organization and (ii) the Company and its Subsidiaries are in material compliance with their current membership in such organizations, in each case of clauses (i) and (ii), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(q) To the Knowledge of the Company, no rights have been granted to any Governmental Entity with respect to any Company Product other than substantially the same standard commercial rights as are granted by the Company to commercial end users of the Company Products in the ordinary course of business consistent with past practices, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.23   Export Control and Import Laws.

(a) Since January 1, 2013, to the Knowledge of the Company (i) the Company and each of its Subsidiaries have been in compliance with all Applicable Laws regarding export and reexport control (“Export Controls”), including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations and (ii) the Company and its Subsidiaries have been in compliance with all applicable import Laws (“Import Restrictions ”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, concerning or relating to any export or import activity of the Company or any of its Subsidiaries and no voluntary self-disclosures have been filed by or for the Company or any of its Subsidiaries since January 1, 2013 with respect to possible violations of any Export Controls or Import Restrictions.

3.24   Insurance. The Company and its Subsidiaries have material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, title, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, in each case in a form and amount that is, to the Knowledge of the Company, in all material respects customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. As of the date hereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) all such insurance policies are in full force and effect, (b) no notice of cancellation has been received in connection with such policies, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, (d) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and (e) there has been no threatened termination of, or premium increase with respect to, any such policies.

3.25   Anti-Bribery Laws. Since January 1, 2013, neither the Company nor any of its Subsidiaries (including any of their respective officers or directors, and to the Knowledge of the

Company, their agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, (a) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, the U.K. Bribery Act of 2010, as amended, or any other comparable foreign law or statute; (b) used any corporate funds for unlawful contributions, loans, gifts, entertainment or other unlawful expenses relating to political activity; or (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns.

3.26   Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.27   Brokers; Fees and Expenses. Except for Credit Suisse Securities (USA) LLC (true and correct copies of whose engagement letter has been furnished or made available to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisors, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger).

3.28   Opinion of Financial Advisors. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Credit Suisse Securities (USA) LLC to the effect that, as of the date of the meeting of the Company Board at which the Company Board approved this Agreement, and based upon and subject to the assumptions, qualifications, limitations and other matters considered by Credit Suisse Securities (USA) LLC in connection with the preparation of its opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

3.29   State Anti-Takeover Statutes; No Rights Plan.

(a) No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law (such Applicable Law a “Takeover Law”) applies to the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby.

(b) The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deterring or discouraging any Person from acquiring control of the Company. To the Knowledge of the Company, no Contract

entered into in by the Company prohibits any Person from making any Acquisition Proposal following the execution and announcement of this Agreement.

3.30 No Other Representations or Warranties. Except for the representations and warranties contained in this  Article III, neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries makes any other representation or warranty, express or implied, to Parent or Merger Sub with respect to the Company or any of its Subsidiaries or any of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER
SUB LLC

Except, with respect to any Section of this  Article IV, as set forth in the section of the disclosure letter delivered by Parent to the Company on the date of this Agreement that specifically relates to such Section or in another section of such disclosure letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, and except as disclosed in the Annual Report on Form 10-K of Parent for the fiscal year ended May 30, 2014, the Quarterly Reports on Form 10-Q of Parent for the periods ended June 30, 2014, September 30, 2014 and December 31, 2014 and the Schedule 14A of Parent for the annual stockholders’ meeting held on August 25, 2014, (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports, other disclosures that are similarly non-specific or are predictive or forward-looking in nature and excluding any exhibits incorporated by reference in such reports), Parent, Merger Sub and Merger Sub LLC hereby represent and warrant to the Company as follows:

4.1 Organization and Standing. Parent is a duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub is a duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub LLC is a duly organized, validly existing and in good standing under the laws of the State of California and has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of Parent, Merger Sub and Merger Sub LLC is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2   Authorization. Each of Parent, Merger Sub and Merger Sub LLC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, Merger Sub and Merger Sub LLC and the consummation by Parent, Merger Sub and Merger Sub LLC of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub and Merger Sub LLC, and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger). This Agreement has been duly executed and delivered by each of Parent, Merger Sub and Merger Sub LLC and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Merger Sub LLC, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

4.3   Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent, Merger Sub and Merger Sub LLC of this Agreement, the consummation by Parent, Merger Sub and Merger Sub LLC of the transactions contemplated hereby (including the Merger) and the compliance by Parent, Merger Sub and Merger Sub LLC with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Parent or Merger Sub, (ii) violate, conflict with or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or materially accelerate the performance required by, or result in a right of termination or material acceleration under, or result in the loss of any material benefit or the imposition of any additional material payment or other material Liability under, any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section  4.3(b), violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect or would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub and Merger Sub LLC to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or Applicable Law.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of Parent, Merger Sub or any of their Subsidiaries in connection with the execution, delivery and performance by Parent, Merger Sub and Merger Sub LLC of this Agreement and the consummation by Parent, Merger Sub and Merger Sub LLC of the transactions contemplated hereby (including the Merger), except (i) the filing and recordation of the Agreement of Merger with the California Secretary of State as required by the CCC, (ii) such filings and approvals as may be required by the Nasdaq or any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act (including the filing with the SEC the Proxy Statement/Prospectus and the filing of the Form S-4 and the declaration of effectives of the Form S-4) , (iii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws and (iv) such other Consents, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to be have a Parent Material Adverse Effect or would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub and Merger Sub LLC to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or Applicable Law.

4.4   Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their Affiliates that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub nor any of their Affiliates is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.5   Proxy Statement/Prospectus. The information supplied by Parent, Merger Sub, Merger Sub LLC or their respective officers, directors, representatives, affiliates, agents or employees for inclusion in the Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 13a-12 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith, will not, at the time the filing of such document with the SEC or other Governmental Entity or at the time of any amendment or supplement thereto, or on the date the Proxy Statement/Prospectus is first sent to shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6   Capitalization.

(a) The authorized capital stock of Parent consists of 450,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (the “Parent Preferred Stock”). As of April 30, 2015, there were (i) 202,085,759 shares of Parent Common Stock outstanding, (ii) no shares of Parent Preferred Stock outstanding, (iii) an aggregate of 645,902 shares of Parent Common Stock subject to outstanding employee stock options (the “Parent Stock Options”), (iv) an aggregate of 5,320,897 shares of Parent Common Stock subject to outstanding restricted stock units (the “Parent RSUs”), (v) 16,736,825 shares of Parent Common Stock were reserved for issuance under all equity plans maintained by Parent (including upon exercise of the Parent Stock Options and Parent RSUs), (vi) an aggregate of 5,722,903 shares were reserved for issuance under Parent’s 2001 Employee Stock Purchase Plan, as amended and Parent’s International Employee Stock Purchase Plan, as amended and (vii) 16,704,235 shares were held by Parent in its treasury. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable and all shares of Parent Common Stock that may be issued pursuant to any Parent Stock Options or Parent RSUs will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid, and, in each case, are and will be free and clear of any preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities laws, Parent’s certificate of incorporation or under the terms of any plans under which they were issued) or Liens (other than Permitted Liens and other than Liens created by the holder thereof).

(b) Except as set forth in this Section  4.6, and for changes since April 30, 2015 resulting from the exercise of Parent Stock Options, settlement of Parent RSUs outstanding on such date or the grant of stock based compensation to directors or employees, there are no outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

(c) The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

4.7   Parent SEC Reports.

(a) Since January 1, 2012, Parent has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC after January 1, 2012 and at or prior to the Effective Time that are not required to be so filed or furnished, the “Parent SEC Reports”).

(b) Each Parent SEC Report complied as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such Parent SEC Report was filed.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Since January 1, 2012, neither Parent nor any of its Subsidiaries has received from the SEC or any other Governmental Entity (i) any written comments that have not been resolved with respect to any of the Parent SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or (ii) any written notice that such Parent SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Reports (including the financial statements included therein).

(e) No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report, except as disclosed in certifications filed with the Parent SEC Reports. Since January 1, 2012, neither Parent nor any of its executive officers has received any written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

4.8 Financial Statements. The consolidated financial statements of Parent and its Subsidiaries filed in or furnished with the Parent SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by Parent during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

4.9 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any Liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (or in the notes thereto), except (a) Liabilities reflected or otherwise reserved against in the consolidated balance sheet of Parent as of March 31, 2015 (or disclosed in the notes thereto) or in the consolidated financial statements of Parent and its Subsidiaries included in the Parent SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2015 and (e) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.10   Absence of Certain Changes. (a) Except for actions expressly contemplated by this Agreement, since December 31, 2014 through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice (b) since December 31, 2014, there has not been or occurred or there does not exist any Parent Material Adverse Effect or any other Effect that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub and Merger Sub LLC to consummate the transaction contemplated by this Agreement in accordance with the terms hereof or Applicable Law.

4.11   Operations of Merger Sub. Merger Sub has engaged in no other business activities other than those related to the transactions contemplated by this Agreement. Merger Sub is a direct wholly-owned Subsidiary of Parent.

4.12   Funds. Parent currently has, and will have (and will cause Merger Sub to have) immediately prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent, Merger Sub and Merger Sub LLC contemplated by this Agreement.

4.13   Reorganization. Neither Parent nor Merger Sub has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14   No Other Representations or Warranties. Except for the representations and warranties contained in this  Article IV, neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries makes any other representation or warranty, express or implied, to Parent Merger Sub or Merger Sub LLC with respect to the Company or any of its Subsidiaries or any of the transactions contemplated hereby.

4.15   Ownership of Company Common Stock. None of Parent, Merger Sub, Merger Sub LLC or any of their Affiliates (i) owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company, or (ii) other than this Agreement, is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

ARTICLE V
INTERIM CONDUCT OF BUSINESS

5.1 Affirmative Obligations of the Company. Except as (a) expressly required or permitted by this Agreement, (b) set forth in Section  5.1 or Section  5.2 of the Company Disclosure Letter or (c) approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to  Article VIII and the Effective Time, (i) the Company and each of its Subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay its debts and material Taxes when due, in each case subject to good faith disputes over such debts or Taxes for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements, (iii) pay or perform all material obligations when due and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its directors, officers and key employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2 Negative Obligations of the Company. Except as (w) expressly required or permitted by this Agreement, (x) set forth in Section  5.1 or Section  5.2 of the Company Disclosure Letter or (y) approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to  Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a)   amend its articles of incorporation or bylaws or comparable organizational documents;

(b) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, other than (i) the issuance and sale of shares of Company Common Stock pursuant to Company Compensatory Awards outstanding as of or prior to the date hereof, (ii) grants to newly hired employees of Company Compensatory Awards pursuant to binding commitments prior to the date hereof as set forth on Section  5.2 of the Company Disclosure Letter or (iii) pursuant to the Company ESPP;

(c) acquire or redeem, directly or indirectly, any Company Securities or Subsidiary Securities other than (i) in full or partial payment of the exercise price and any applicable Taxes pursuant to any exercise, vesting or settlement of Company Compensatory Awards or (ii) pursuant to the forfeiture of any Company Compensatory Awards;

(d) other than (i) dividends or distributions made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries or (ii) regular quarterly cash dividends by the Company with customary record and payment dates on shares of Company Common Stock not in excess of $0.05 per share per quarter, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to or from direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for routine advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ material assets, tangible or intangible, or voluntarily create or suffer to exist any Lien thereupon (other than Permitted Liens) other than in the ordinary course of business consistent with past practice;

(g) except as may be required by Applicable Law or as required by the terms of any Employee Plan as in effect as of the date hereof, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer, employee, consultant or independent contractor in any manner or increase in any manner the compensation or fringe benefits of any director, officer, employee, consultant or independent contractor or pay any special bonus or special remuneration to any director, officer, employee, consultant or independent contractor, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof;

(h) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company or any of its Subsidiaries other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(j)   enter into, amend, or extend any Collective Bargaining Agreement;

(k)   other than terminations or demotions in the ordinary course of business consistent with past practice, hire, terminate, demote or promote or offer to hire, or promote any employee or potential employee, or encourage any employees to resign from or terminate his relationship with the Company or any of its Subsidiaries, in each case, other than as expressly contemplated by this Agreement; provided that the Company and its Subsidiaries may replace an employee that terminates his or her employment with the Company upon (i) the Company providing Parent with a written notice of the proposed replacement and (ii) Parent failing to make a reasonable objection to such replacement within five (5) Business Days; provided further that the Company and its Subsidiaries shall be entitled to hire or offer to hire any employees or potential employee after July 31, 2015 without the consent of Parent;

(l) acquire, sell, lease, license or dispose of any property or assets material to the Company and its Subsidiaries, taken as a whole, in any single transaction or series of related transactions;

(m) except as may be required as a result of a change in Applicable Law or in GAAP, make any change in any of the accounting principles or practices used by it;

(n) (i) make or change any material Tax election, (ii) amend any material Tax Return, (iii) settle or compromise any material Liability for Taxes, (iv) adopt or change any material Tax accounting method or (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property or waive or violate any term or condition thereof or grant any consents thereunder, other than extensions of expiring leases not to exceed a period of six months;

(p) abandon, cancel or knowingly allow to lapse or fail to maintain or protect any material Company Owned Intellectual Property Rights;

(q) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) other than in the ordinary course of business consistent with past practice, enter into, renew, amend or grant any release or relinquishment of any material rights under any Material Contract or Company IP Agreement or (iii) other than capital expenditures contemplated by the Company’s capital expenditures set forth in Section  5.2(q) of the Company Disclosure Letter, incur any new capital expenditure(s) that, individually or in the aggregate, would create obligations to the Company or any of its Subsidiaries in excess of $200,000;

(r) settle or compromise any pending or threatened Legal Proceeding other than the settlement or compromise of a Legal Proceeding (i) reflected or reserved against in full in the Balance Sheet or (ii) that does not include any obligation (other than the payment of money of $200,000 or less) to be performed by the Company or its Subsidiaries following the

Effective Time that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(s) except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t) change pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company or any of its Subsidiaries;

(u) enter into or amend any material agreement pursuant to which any other party is granted development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(v) except as required by applicable Laws, convene any regular or special meeting (or any adjournment or postponement thereof) of the shareholders of the Company; and

(w)   authorize, commit or enter into a Contract to do any of the foregoing.

5.3   Affirmative Obligations of Parent. Except (a) as contemplated, required or permitted by this Agreement or (b) as approved in advance by the Company in writing (which approval shall not be unreasonably withheld, conditioned, or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to  Article VIII and (y) the Effective Time, Parent shall conduct its business, and shall cause each of its Subsidiaries to conduct their respective businesses, in each case, in the ordinary course.

5.4   Negative Obligations of Parent. Except (i) as contemplated, required or permitted by this Agreement or (ii) as approved in advance by the Company in writing (which approval shall not be unreasonably withheld, conditioned, or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to  Article VIII and (y) the Effective Time, Parent shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a)   amend its certificate of incorporation, bylaws or other organizational documents to the extent such amendment would have an adverse effect on the transactions contemplated by this Agreement, the occurrence of the Effective Time or the consummation of the Closing, or would adversely affect the holders of shares in a manner that does not affect all holders of Parent Common Stock generally;

(b) acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization or any material business or division thereof or otherwise effect any consolidation, merger, business combination, recapitalization or similar transaction (other than the Merger) if such acquisition could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(c) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent, Merger Sub or Merger Sub LLC to consummate the Merger or other transactions contemplated by this Agreement; or

(d)   enter into any Contract with respect to any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1   No Solicitation.

(a) The Company and its Subsidiaries shall, and shall direct their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing that each Third Party that has executed a confidentiality agreement since the date which is one year prior to the date of this Agreement in connection with its consideration of acquiring the Company or any material portion thereof return or destroy all confidential information heretofore furnished to such Third Party by or on behalf of the Company, and the Company shall use its reasonable best efforts to have such information returned or destroyed (to the extent destruction or return of such information is permitted by such confidentiality agreement).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to  Article VIII and the Effective Time, the Company and its Subsidiaries shall not (and shall not authorize or knowingly permit any of their Representatives to), directly or indirectly, (i) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of an Acquisition Proposal, (ii) knowingly furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries for the purpose of assisting or facilitating the making of an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with respect to an Acquisition Proposal with any Third Party or (iv) execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction (other than a confidentiality agreement pursuant to this Section  6.1(b)); provided, however, that notwithstanding the foregoing, prior to obtaining the Requisite Shareholder Approval, the Company Board may, directly or indirectly through any Representative, with respect to any Third Party that has made (and not withdrawn) an Acquisition Proposal that the Company Board reasonably believes is bona fide after the date of this Agreement that did not result from a breach (or deemed breach) of this Section  6.1 that the Company Board concludes in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, (A) engage or participate in discussions or negotiations with such Third Party and its Representatives and/or (B) furnish to such Third Party and its Representatives any information (including non-public information) relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement need not contain any “standstill” or similar provision that would prohibit such Third Party from making any Acquisition Proposal) and containing additional provisions that expressly permit the Company to comply with the terms of this Section  6.1 (which confidentiality agreement shall be provided to Parent for informational purposes immediately following the execution and delivery thereof), provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to shareholders of the Company under California Law, (2) solely with respect to the initial contact with respect to any Third Party, at least twenty-four (24) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Third Party, the Company shall have provided the notice required by Section  6.1(d) (and if such Acquisition Proposal is in written form, the Company shall give Parent a copy thereof) and notice of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Third Party and (3) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent or any of its Representatives).

(c) Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any action taken by any Representative of the Company or any of its Subsidiaries that would be a breach of the restrictions set forth in this Section  6.1 if taken by the Company shall be deemed to be a breach of this Section  6.1 by the Company for all purposes of and under this Agreement; provided, however, that any such action taken by any Representative of the Company or any of its Subsidiaries (other than any member of the Company Board, the Company Board’s financial advisor or outside legal counsel or any Senior Member of Management) shall not be deemed to be a breach of this Section  6.1 by the Company, unless such action was authorized, directed or knowingly permitted by any member of the Company Board or any Senior Member of Management.

(d) The Company shall promptly, and in all cases within twenty-four (24) hours of its receipt, advise Parent orally and in writing of its receipt of any Acquisition Proposal or any request for information or inquiry with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, including the terms and conditions of, and identity of the Person or group making, such Acquisition Proposal, request or inquiry.

(e) The Company shall keep Parent promptly informed of the status and material terms and conditions (including all material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and, promptly upon receipt of any written material amendment or written proposed amendment of any such Acquisition Proposal, the Company shall give Parent a copy thereof. In addition to the foregoing, the Company shall provide Parent with written notice at least seventy-two (72) hours (or such shorter period as may be provided to the members of the Company Board) in advance of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal, an inquiry relating to a potential Acquisition Proposal, or a request to provide non-public information to any Person.

6.2   Company Board Recommendation; Intervening Events.

(a) Subject to the terms of this Section  6.2, the Company Board shall (i) unanimously  recommend  that the  Company’s  shareholders  adopt  this  Agreement  in accordance  with the  applicable provisions of  California  Law (the  “Company Board Recommendation”) and (ii) include the Company Board Recommendation in the Proxy Statement.

(b) Subject to the terms of this Section  6.2, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to  Article VIII and the Effective Time, neither the Company Board nor any committee thereof shall (i) withdraw, amend or modify (or publicly propose to withhold, withdraw, amend or modify) in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against the acceptance of any tender offer or exchange offer for the Company Common Stock that constitutes an Acquisition Proposal within ten (10)

Business Days after the commencement of such offer, or (iv) resolve or publicly propose to take any of the foregoing actions (any of the foregoing, a “Company Board Recommendation Change”; provided that, for the avoidance of doubt, none of (i) the Company’s delivery to Parent of any notice contemplated by Section  6.2(c), (ii) a determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal immediately prior to providing notice to Parent pursuant to Section  6.2(c)(i)(C), or (iii) the disclosure by the Company of such determination in connection with providing notice to Parent pursuant to Section  6.2(c)(i)(C), shall be deemed to be a Company Board Recommendation Change).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change at any time prior to obtaining the Requisite Shareholder Approval, if and only if:

(i) (A) the Company Board has received a bona fide written Acquisition Proposal that did not result from a breach (or deemed breach) of Section  6.1 that constitutes Superior Proposal, (B) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such Company Board Recommendation Change would be inconsistent with its fiduciary duties to shareholders of the Company under California Law, (C) prior to effecting such Company Board Recommendation Change, the Company shall have (1) given Parent at least four (4) Business Days’ notice (the “Notice Period”) of its intention to take such action (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) and (2) caused its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith any modifications to the terms and conditions of this Agreement proposed by Parent, in its discretion, and (D) Parent shall not have made, within the Notice Period, a written counteroffer or proposal capable of acceptance that the Company Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, is at least as favorable, from a financial point of view, to shareholders of the Company, in their capacity as such, as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including any revision in price, shall require a new notice pursuant to clause (C) above and (y) there may be more than one Notice Period); or

(ii) (A) a material fact, event, change, development or set of circumstances occurs or exists after the date of this Agreement with respect to the business, operations, financial condition or results of operations of the Company or any of its Subsidiaries (and not relating in any way to (x) an Acquisition Proposal or (y) any fluctuation in the market price or trading volume of the Company Common Stock or Parent Common Stock, in and of itself) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing, (B) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such Company Board Recommendation Change would be inconsistent with its fiduciary duties to shareholders of the Company under California Law, (C) prior to effecting such Company Board Recommendation Change, the Company shall have (1) given Parent at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall include a written explanation of the Company Board’s basis and rationale for proposing to effect such Company Board Recommendation Change) and (2) if requested by Parent, negotiated with Parent in good faith during such four (4) Business Day notice period any modifications to the terms of this Agreement proposed by Parent, in its discretion, and (D) Parent shall not have made, within the four (4) Business Day notice period, a written offer or proposal capable of acceptance that the Company Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, would obviate the need for the Company Board to effect such Company Board Recommendation Change.

(d) The Company shall ensure that any Company Board Recommendation Change (A) does not change or otherwise affect the approval of this Agreement by the Company Board and (B) does not have the effect of causing any Takeover Law to be applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated hereby.

(e) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act (including by issuing a “stop, look and listen” statement) or (ii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with Applicable Law (including the Company Board’s fiduciary duties); provided that, with respect to any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act, Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act or otherwise related to an Acquisition Proposal, it is acknowledged and agreed that any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act or any similar communication to shareholders of the Company, shall not be deemed to be a Company Board Recommendation Change if the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication or in connection with such action.

(f) The Company shall not take any action to (i) exempt any Person (other than Parent, Merger Sub, Merger Sub LLC and their respective Affiliates) from the provisions on “business combinations” contained in any Takeover Law or (ii) otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement by the Company in accordance with the terms hereof.

6.3 Company Shareholders’ Meeting. Subject to Applicable Law, the rules and regulations of the Nasdaq and the Company’s articles of incorporation and bylaws, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the shareholders of the Company (the “Company Shareholders’ Meeting”) as promptly as practicable following the date of this Agreement (and in no event later than forty (40) days after the commencement of the mailing of the Proxy Statement/Prospectus to the Company’s shareholders) for the purpose of voting upon the adoption of this Agreement in accordance with California Law. Notwithstanding the foregoing, (a) if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Shareholders’ Meeting, the Company may extend the date of the Company Shareholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is necessary in order to conduct business at the Company Shareholders’ Meeting, (b) the Company may delay the Company Shareholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by Applicable Law, including to comply with comments made by the SEC with respect to the Proxy Statement, and (c) the Company may delay the Company Shareholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is necessary to solicit sufficient proxies to secure the Requisite Shareholder Approval. Subject to Section  6.1 and Section  6.2, the Company shall solicit from shareholders of the Company proxies in favor of the adoption of this Agreement in accordance with California Law and shall use its reasonable best efforts to secure the Requisite Shareholder Approval at the Company Shareholders’ Meeting. Unless this Agreement is earlier terminated pursuant to  Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section  6.3, whether or not (i) the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that shareholders of the Company reject it or (ii) there occurs the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. The Company agrees that it shall not submit to the vote of the shareholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s shareholders with respect to the Merger at the Company Shareholders’ Meeting. The notice of such Company Shareholders’ Meeting shall state that a resolution to adopt this Agreement, a non-binding, advisory resolution to approve the compensation that may become payable to the Company’s named executive officers in connection with the Merger, and a resolution to adjourn the Company Shareholders’ Meeting will be considered at the Company Shareholders’ Meeting, and no other matters shall be considered or voted upon at the Company Shareholders’ Meeting without Parent’s prior written consent (not to be unreasonably withheld).

6.4   Form S-4 and Proxy Statement/Prospectus.

(a) As promptly as practicable after the execution and delivery of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, a registration statement on Form S -4 in connection with the issuance of shares of Parent Common Stock in the Merger pursuant to the terms of this Agreement (as may be amended or supplemented from time to time, the “Form S -4”). The Form S-4 shall include (i) a prospectus for the issuance of shares of Parent Common Stock in the Merger and (ii) a proxy statement of the Company for use in connection with the solicitation of proxies for the matters to be considered at the Company Shareholders’ Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”). Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective Representatives in the preparation of the Form S-4 and the Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Form S-4 and the Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Form S-4 is declared effective by the SEC, the Company shall cause the Proxy Statement/Prospectus to be mailed to its shareholders.

(b) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section  6.2, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

(c) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Form S-4 or the Proxy Statement/Prospectus shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) Each of Parent and the Company shall cause the Form S-4 and the Proxy Statement/Prospectus, as applicable, to comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Form S -4 shall not, at the time the Form S-4 is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Company Shareholders’ Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M -A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Form S-4, Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the shareholders of the Company. The Company and Parent shall each notify the other as promptly as practicable after the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Form S-4, the Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.

(f) Each of the Company and Parent shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and shall use commercially reasonable efforts to ensure that such filings after the date of this Agreement and prior to the Closing Date (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will not contain any untrue statement of a material fact or omit (or will have omitted) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or “Blue Sky” Laws in connection with the issuance of shares of Parent Common Stock in the Merger.

(g) Each of the parties shall use reasonable best efforts to execute and deliver customary tax representation letters to the Company’s and Parent’s counsel, in form and substance reasonably acceptable to such counsel, in connection with the delivery of the tax opinions referred to in Section 7.2(g) and Section 7.3(e).

(h) Expenses incurred in connection with the preparation, printing and mailing of the Proxy Statement/Prospectus and the Form S-4 any other filings with the SEC and filing fees, if any, shall be shared equally by Parent and the Company.

6.5   Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub, Merger Sub LLC and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in  Article VII hereof to be satisfied or fulfilled; (ii) obtain all necessary consents, waivers and approvals under any Material Contracts, Leases or Company IP Agreements to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger); (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing provisions of Section  6.5(a), as soon as may be reasonably practicable following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust

Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act (and each of Parent and the Company shall use reasonable best efforts to file such Form within ten (10) Business Days following the execution and delivery of this Agreement), as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the Antitrust Laws of any applicable foreign jurisdiction. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other applicable jurisdiction, and (iv) share equally all filing fees and expenses incurred in connection with filings made in connection with this Section  6.5(b) (excluding, for the avoidance of doubt, all fees and expenses payable to any attorneys, accountants or other advisors incurred in connection with this Section  6.5(b), which shall be paid by the party incurring such expenses). Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement (including the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement (including the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to Applicable Law, no filing of, or amendment or supplement to, or written correspondence with any Governmental Entity or its staff with respect to such Antitrust Laws shall be made by the Company or Parent without providing the other party a reasonable opportunity to review and comment thereon.

(c) Without limiting the generality of the foregoing provisions of Section  6.5(a), in the event that any Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Merger), the Company, at the direction of the Company Board, shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Merger).

(d) Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Parent nor Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates or the Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Common Stock (any of the foregoing, an “Antitrust Restraint”).

6.6 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to  Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, upon reasonable notice, to the properties, books and records, Contracts, Permits, and personnel of the Company, as Parent may reasonably request; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to this Section  6.6 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent, Merger Sub and Merger Sub LLC to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section  6.9) shall apply to any information provided to Parent pursuant to this Section  6.6; and provided further, that the Company shall not conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media; and provided further, that the Company shall not be required to, nor shall the Company be required to cause its Subsidiaries to, afford access or disclose any information that would (a) violate any obligation of the Company or any of its Subsidiaries to any Third Party, (b) jeopardize protections afforded the Company or any of its Subsidiaries under the attorney-client privilege or attorney work product doctrine or (c) violate any Applicable Law or Order. In the event that the Company does not provide access to or disclose information to Parent in reliance on the final proviso of the preceding sentence, it shall use reasonable best efforts to communicate such information in a manner that does not result in the violation of any such obligation, Law or Order or the jeopardy of such protections.

6.7   Notification.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this

Agreement pursuant to  Article VIII and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware of any Legal Proceeding pending or, to the Knowledge of the Company, threatened, or any Order, that if existing prior to the date of this Agreement would have caused the representations and warranties in Section  3.14 to be untrue or inaccurate; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent, Merger Sub and Merger Sub LLC to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section  6.9) shall apply to any information provided pursuant to this Section  6.7(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to  Article VIII and the Effective Time, (i) the Company shall give prompt notice to Parent of any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Lease or Material Contract or Company IP Agreement to which the Company or any of its Subsidiaries is a party and (ii) each party shall give prompt notice to the other party of any notice or other communication received by it or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty set forth herein or the conditions to the obligations of any party to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section  6.9) shall apply to any information provided pursuant to this Section  6.7(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to  Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it, Merger Sub or Merger Sub LLC in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent, Merger Sub or Merger Sub LLC to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent set forth herein or the conditions to the obligations of the Company to consummate the transactions contemplated hereby, including the

Merger, or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section  6.9) shall apply to any information provided pursuant to this Section  6.7(c).

6.8   Certain Litigation. The Company shall promptly advise Parent orally and in writing after becoming aware of any Legal Proceeding commenced after the date hereof against the Company or any of its directors by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation and shall consider Parent’s views with respect to such shareholder litigation and shall not settle any such shareholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.9   Confidentiality. Parent, Merger Sub, Merger Sub LLC and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement,  dated January 26, 2015 (as amended, the “Confidentiality Agreement ”), which shall continue in full force and effect in accordance with its terms; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the Confidentiality Agreement shall be deemed to be amended so as to permit Parent to make any counteroffer or proposal contemplated by Section  6.2(c) or Section  8.1(e)(ii) (which deemed amendment shall survive any termination of this Agreement in accordance with its terms or otherwise).

6.10   Public Disclosure. Each of the Company and Parent shall not, without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby (including the Merger), except (a) as may be required by Applicable Law or any listing agreement with a national securities exchange, in which case the Company or Parent, as the case may be, shall make commercially reasonable efforts to consult with the other prior to any such release or public statement and (b) with regard to a Company Board Recommendation Change.

6.11   Company Compensatory Awards.

(a) Company Restricted Stock Units. At the Effective Time, each award of Company Restricted Stock Units (or portion thereof) that is outstanding and unvested immediately prior to the Effective Time (and does not vest as a result of the consummation of the transactions contemplated hereby) shall, by virtue of the Merger, be assumed by Parent (each, an “Assumed RSU”). The number of shares of Parent Common Stock subject to each Assumed

RSU shall be equal to the product of (i) the number of shares of Company Common Stock underlying such unvested Company Restricted Stock Unit award as of immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (with the resulting number, rounded down to the nearest whole share). Except as otherwise agreed to by Parent and a holder of such Assumed RSUs, such Assumed RSUs will be subject to substantially the same terms and conditions as applied to the related award of Company Restricted Stock Units immediately prior to the Effective Time, including the same vesting schedule applicable thereto. Any Company Restricted Stock Unit (or portion thereof) that is not an Assumed RSU (each, a “Cancelled RSU”) shall, by virtue of the Merger and at the direction of Parent (which is hereby given pursuant to this Agreement), be cancelled and terminated and converted into the right to receive an amount in cash, without interest, with respect to each share of Company Common Stock underlying such Cancelled RSU, equal to the product of the Exchange Ratio multiplied by the Parent Average Closing Price (the “Cancelled RSU Consideration”), except as may otherwise be required by Section 409A of the Code, in which case such Company Restricted Stock Unit shall be treated as an Assumed RSU. The holder of each Cancelled RSU shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no even later than the Company’s first full payroll after the Effective Time) from the Surviving Company, an amount in cash equal to the Cancelled RSU Consideration.

(b)   Company Options.

(i) At the Effective Time, each Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time (or vests as a result of the consummation of the transactions contemplated hereby) (each, a “Cancelled Option”) shall, by virtue of the Merger and at the direction of Parent (which is hereby given pursuant to this Agreement), be cancelled and terminated and converted into the right to receive an amount in cash, without interest, with respect to each share underlying such Cancelled Option, equal to the excess, if any, of the product of the Exchange Ratio multiplied by the Parent Average Closing Price, over the per share exercise price of such Cancelled Option (such amount being hereinafter referred to as the “Option Consideration”). The holder of each Cancelled Option shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no even later than the Company’s first full payroll after the Effective Time) from the Surviving Company, an amount in cash equal to the Option Consideration. If the exercise price per share of any such Cancelled Option is equal to or greater than the Cash Consideration, such Company Option shall, by direction of Parent (which is hereby given pursuant to this Agreement), be cancelled without any cash payment being made in respect thereof. The payment of Option Consideration to the holder of a Cancelled Option shall be reduced by any income or employment tax withholding required under the Code any Applicable Law or as otherwise agreed by the parties at the time the Company Option was granted.

(ii) At the Effective Time, each Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time (and does not vest as a result of the consummation of the transactions contemplated hereby) shall be assumed by Parent (each, an “Assumed Option”). Each such Assumed Option shall be subject to substantially the same terms and conditions as applied to the related Company Option immediately prior to the Effective Time, including the vesting schedule applicable thereto, except that (A) the number of shares of Parent Common Stock subject to each Assumed Option shall be equal to the product of (x)   the number of shares of Company Common Stock underlying such unvested Assumed Option as of immediately prior to the Effective Time multiplied by (y) the Exchange Ratio (with the resulting number rounded down to the nearest whole share), and (B) the per share exercise price of each Assumed Option shall be equal to the quotient determined by dividing (x) the exercise price per share at which such Assumed Option was exercisable immediately prior to the Effective Time by  (y)   the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Each Assumed Option so assumed by Parent shall qualify following the Effective Time as an  incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Assumed Option qualified as an incentive stock option prior to the Effective Time, and, further, that the assumption of Assumed Options pursuant to this Section shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section  6.11(b) will be construed consistent with this intent.

(c) Necessary Actions; Form S-8. The Company shall, at Parent’s direction (which is hereby given pursuant to this Agreement), take all actions necessary to effect the transactions contemplated by this Section  6.11 under all Company Plans and Company Compensatory Awards or any other plan or arrangement of the Company, including delivering all required notices, obtaining all necessary consents, and making any determinations and/or resolutions of the Company Board or a committee thereof. Promptly after the Effective Time (but in no event later than fifteen (15) Business Days following the Effective Time), if available for use by Parent, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) relating to the shares of Parent Common Stock issuable with respect to assumed or converted Company Compensatory Awards under this Section  6.11.

6.12   Employee Matters.

(a) The Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”), any and all 401(k) plans maintained by the Company or any of its Subsidiaries, unless Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated.

The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent, which shall not be unreasonably withheld or delayed. As soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in any 401(k) plan maintained by the Company or any of its Subsidiaries immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from any terminated 401(k) plan maintained by the Company or any of its Subsidiaries, including any outstanding participant loans from such 401(k) plans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of the Parent 401(k) plan, or as may be prohibited by Parent’s 401(k) plan.

(b) The Company shall take all action that may be necessary to: (i) cause the rights of participants in the Company ESPP with respect to all current offering periods to terminate on or prior to five (5) days from the date of this Agreement, and all accumulated payroll deductions allocated to each participant’s account as of such date under the Company ESPP shall be returned to such participant as soon as reasonably practicable following such date (without interest) and in any event in accordance with the terms of the Company ESPP, and (ii) to cause the Company ESPP to terminate effective as of the close of business on the day immediately prior to the Effective Time. The Company shall take all necessary actions so that no new offering is commenced or made under the Company ESPP on or following the date of this Agreement. Prior to the date actions must be taken under this Section  6.12(b), and subject to the reasonable review and approval by Parent, the Company shall take all actions necessary give effect to the transactions contemplated by this Section  6.12(b).

(c) From and after the Effective Time through December 31, 2015, Parent will provide, or will cause to be provided, to all Continuing Employees who remain employed by Parent or any Subsidiary of Parent, cash compensation as favorable as that provided to such Continuing Employees immediately prior to the Effective Time.

(d) As of the Effective Time, with respect to Continuing Employees, Parent shall cause the service of each such Continuing Employee with the Company and its Subsidiaries prior to the Effective Time to be recognized for purposes of eligibility to participate, levels of benefits and vesting (but not for purposes of benefit accrual) under each severance, vacation, fringe or other welfare benefit plan, program or arrangement of the Parent or the Surviving Corporation, as applicable, but in which any Continuing Employee is or becomes eligible to participate, but solely to the extent permitted by Applicable Law and to the extent such credit would not result in a duplication of benefits. From and after the Effective Time, Parent shall, to the extent permitted by Applicable Law and the terms of the applicable plans, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of Parent or its Subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of the Continuing Employee in the U.S. credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made. Unused vacation days accrued by Continuing Employees located in the U.S. under the plans and policies of the Company and its Subsidiaries shall carry over to Parent or the Surviving Corporation to the maximum extent permitted by Applicable Law, and each Continuing Employee shall be paid by the Company in cash for any accrued and unused vacation days that Parent and the Company mutually determine are not permitted by Applicable Law to be carried over.

(e) The Company shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company or any of its Subsidiaries, effective in each case no later than the day immediately preceding the Effective Time (excluding, for purposes of clarity, any individual severance arrangement entered into by the Company or one of its Subsidiaries with an employee of and any such plan, program or arrangement required to be maintained by the Company or one of its Subsidiaries by Applicable Law, as disclosed on Section  6.12(d) of the Company Disclosure Letter). The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent).

(f) Nothing contained herein shall be construed as requiring Parent, the Company or any of their Affiliates to continue any specific benefit plan or program, or to continue the employment of any specific person. No provision of this Agreement shall be construed to create any right to any compensation or benefits on the part of any Continuing Employee or other future, present or former employee of Parent, the Company or their respective Affiliates. Sections  6.11 and  6.12 are intended to be for the sole benefit of the parties to this Agreement, and nothing in Sections  6.11 and  6.12 or elsewhere in this Agreement shall be deemed to confer upon any other person any rights or remedies hereunder or make any employee or other service provider of the parties or their respective Subsidiaries a third party beneficiary of this Agreement. No provision of this Agreement shall operate as an amendment to any benefit plan maintained by the Company or Parent or their respective Affiliates. Further, Parent, the Company and their respective Affiliates retain the right to amend or terminate their benefit plans at any time and from time to time, subject to the provisions of this Agreement and the terms of such plans.

6.13   Directors’ and Officers’ Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor and fulfill in all respects the obligations of the Company under its articles of incorporation and bylaws and its Subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all agreements for indemnification (that have been disclosed to Parent prior to the date hereof), exculpation of liability or advancement of expenses, in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current directors, officers or employees or former directors and officers or any person who becomes a director or officer prior to the Effective Time (the “Indemnified Parties”).

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Company shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time, on terms with respect to the coverage and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Company may, at its option, substitute therefor policies of Parent, the Surviving Company or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable to such persons than the D&O Insurance, provided further, however, that in satisfying its obligations under this Section  6.13(b), Parent and the Surviving Company shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount of the Company’s annual premium amounts as of the date hereof (such two hundred percent (200%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section  6.13 of the Company Disclosure Letter), provided further that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance and for an amount not to exceed three hundred percent (300%) of the Company’s annual premium amounts as of the date hereof. In the event that the Company does not purchase the Tail Policy, Parent may purchase a Tail Policy on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. In the event that either the

Company or Parent shall purchase such a Tail Policy prior to the Effective Time, Parent and the Surviving Company shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Company under the first sentence of this Section  6.13(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c) The obligations under this Section  6.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under a Tail Policy referred to in Section  6.13(b) (and their heirs and representatives)) without the prior written consent of such person. Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section  6.13(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section  6.13, with full rights of enforcement as if a party thereto.

(d) In the event Parent or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section  6.13. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section  6.13(b) (and their heirs and representatives)) under this Section  6.13 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents and any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

6.14   Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.15   Obligations of Merger Sub and Merger Sub LLC. Parent shall take all action necessary to cause Merger Sub, Merger Sub LLC and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and payment of any amounts payable hereunder, upon the terms and subject to the conditions set forth in this Agreement.

6.16   Director and Officer Resignations. Prior to the Closing Date, unless Parent instructs the Company otherwise, the Company shall use reasonable best efforts to obtain the resignation (in form and substance acceptable to Parent) of each individual serving as a director or officer of (or comparable position with) the Company and its Subsidiaries from his or her position as a director or officer of (or comparable position with) the Company and its Subsidiaries (and not as an employee, if applicable, of the Company or any of its Subsidiaries). For the avoidance of doubt, such resignation shall not (i) prejudice in any manner any contractual rights such officer or director may have with the Company or any of its Subsidiaries or (ii) cause such officer to cease to become entitled to any benefit under any Employee Plan to which he/she would otherwise be entitled in his or her position as an officer.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b) Antitrust and Other Governmental Approvals. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all other antitrust, competition or merger control or regulatory consents set forth on Section  7.1(b) of the Company Disclosure Letter shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

(c) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction.

(d) Form S-4 Effectiveness. The Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S -4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

7.2 Additional Conditions to the Obligations of Parent, Merger Sub and Merger Sub LLC to Effect the Merger. The obligations of Parent, Merger Sub and Merger Sub LLC to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by Parent, Merger Sub and Merger Sub LLC:

(a)   Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representation and the Specified Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date)), except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Each of the representations and warranties set forth in Section  3.1 (Organization and Standing), Section  3.3 (Authorization), Section  3.27 (Brokers; Fees and Expenses), Section  3.28 (Opinion of Financial Advisor) and Section  3.29 (State Anti-Takeover Statutes) (collectively, the “Specified Representations”) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and (iii) the representations and warranties set forth in Section  3.4 (Capitalization) (the “Capitalization Representation”) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, in all but a de minimis amount; except in the case of each of the foregoing clauses (i)-(iii) inclusive, for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date); and provided that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of Section  7.2(a)(i), (A) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) such qualifications shall not be disregarded pursuant to the terms of this proviso in the representation and warranty set forth in Section  3.10(b)) and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Covenants and Agreements. The Company shall have performed in all material respects all of its obligations under this Agreement required to be performed at or prior to the Closing Date.

(c) Company Material Adverse Effect . No Company Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect).

(d) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company certifying as to the satisfaction of the matters set forth in paragraphs (a), (b) and (c) of this Section  7.2.

(e) Legal Proceedings. There shall not be (i) any restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or Governmental Entity (A) seeking to enjoin, restrain or prohibit the consummation of the Merger or (B) seeking to impose any Antitrust Restraint; or (ii) pending any suit, action or proceeding by a Governmental Entity of competent jurisdiction that seeks to make illegal or prevent or otherwise restrain the consummation of the Merger or seeking to impose any Antitrust Restraint;

(f) Third Month Closing. The Closing Date shall not occur in the third month of any fiscal quarter of Parent.

(g) Tax Opinion. Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati PC in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon customary tax representations of officers of Parent and the Company.

7.3 Additional Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by the Company:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent, Merger Sub and Merger Sub LLC set forth in this Agreement (other than the representations and warranties set forth in Section  4.2 (Authorization) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, and (ii) the representations and warranties set forth in Section  4.2 (Authorization) and Section  4.6 (Capitalization) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date; except in the case of each of the foregoing clauses (i)- (ii) inclusive, for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date); and provided that, for purposes of determining the accuracy of the representations and warranties of Parent, Merger Sub and Merger Sub LLC set forth in this Agreement for purposes of Section  7.3(a)(i), all “Parent Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(b) Covenants and Agreements. Each of Parent, Merger Sub and Merger Sub LLC shall have performed in all material respects all of their respective obligations under this Agreement required to be performed at or prior to the Closing Date and complied in all material respects with all covenants or other agreements of Parent, Merger Sub and Merger Sub LLC required to be performed or complied with by them under this Agreement.

(c) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Parent Material Adverse Effect).

(d) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent, Merger Sub and Merger Sub LLC by a duly authorized officer of Parent, Merger Sub and Merger Sub LLC as to the satisfaction of the matters set forth in paragraphs (a), (b) and (c) of this Section  7.3.

(e) Tax Opinion. The Company shall have received an opinion of Davis Polk & Wardwell LLP in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provision of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon customary tax representations of officers of Parent and the Company.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Shareholder Approval (except as provided below), provided that the party desiring to terminate this Agreement pursuant to this Section  8.1 (other than pursuant to Section  8.1(a)) shall give notice of such termination to the other party or parties hereto, only as follows:

(a)   by mutual written agreement of Parent and the Company; or

(b)   by either Parent or the Company, if the Company Shareholders’ Meeting  shall have been held and the Requisite Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section  8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure to obtain the Requisite Shareholder Approval; or

(c) by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Merger) any Applicable Law that is in effect and has the effect of making the consummation of the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction or (ii) issued or granted any Order that has the effect of making the Merger illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of the Merger and such Order shall have become final and nonappealable; or

(d) by either Parent or the Company, if the Effective Time shall not have occurred on or before November 3, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section  8.1(d) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(e)   by the Company:

(i) in the event (A) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent, Merger Sub and Merger Sub LLC set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section  7.3(a) or Section  7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however , that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section  8.1(e)(i) until thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section  8.1(e)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within such thirty (30) calendar day period); or

(ii) prior to obtaining the Requisite Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal after a Company Board Recommendation Change, provided that (A) the Company has complied with the terms of Section  6.2(c)(i), (B) concurrently with the termination of this Agreement, the Company enters into a definitive agreement to effect such Superior Proposal and (C) concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee Amount payable pursuant to and in accordance with Section  8.3(b)(ii).

(f)   by Parent:

(i) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section  7.2(a) or Section  7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section  8.1(f)(i) until thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable (it being understood that Parent may not terminate this Agreement pursuant to this Section  8.1(f)(i) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(ii) in the event that a Triggering Event shall have occurred. For all purposes of and under this Agreement, a “Triggering Event ” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (A) the Company shall have breached the provisions of Section  6.1 or Section  6.2 (or be deemed, pursuant to the terms thereof, to have breached) in any material respect (without regard to whether such breach results in an Acquisition Proposal); or (B) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change.

8.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section  8.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section  8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any shareholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section  6.9, this Section  8.2, and Section  8.3 and  Article IX, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any willful and material breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement (as amended pursuant to Section  6.9), all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3   Fees and Expenses.

(a) General. Except as set forth in Section  6.4, Section  6.5(b)(iv) and Section  8.3(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated. Expenses incurred in connection with the preparation, printing and mailing of the Proxy Statement/Prospectus and the Form S -4 any other filings with the SEC and filing fees, if any, related thereto or under the HSR Act or any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control Laws of any applicable foreign jurisdiction shall be shared equally by Parent and the Company.

(b)   Company Payments.

(i) In the event that this Agreement is terminated pursuant to Section  8.1(f)(ii), within two (2) Business Days after demand by Parent, the Company shall pay to Parent a fee equal to $34,611,981.00 (the “Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii) In the event that this Agreement is terminated pursuant to Section  8.1(e)(ii), concurrently with and as a condition to the effectiveness of such termination, the

Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) The Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that (A) (1) this Agreement is terminated pursuant to Section  8.1(b) or (2) this Agreement is terminated pursuant to Section  8.1(d), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)). For purposes of this Section  8.3(b)(iii), all references to “15%” and “85%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

(iv) In the event that this Agreement is terminated pursuant to Section 8.1(b) hereof, within two (2) Business Days after demand by Parent, the Company shall pay to Parent an amount equal to eight million dollars ($8,000,000), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(v) Notwithstanding the foregoing, in no event shall the aggregate amounts payable from the Company to Parent under this Section 8.3(b) exceed the Termination Fee Amount.

(c) Enforcement. The Company acknowledges and hereby agrees that the provisions of Section  8.3(b) are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section  8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for payment of the Termination Fee Amount, the Company shall pay to Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section  8.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

8.4 Amendment. Subject to Applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by shareholders of the Company in accordance with California Law, no amendment shall be made to this Agreement that requires the approval of such shareholders of the Company without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent, Merger Sub and Merger Sub LLC contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2 Notices . All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or e-mail transmission to the parties at the following addresses or fax numbers (or at such other address or fax numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Microchip Technology Incorporated
2355 W. Chandler Blvd.
Chandler, AZ 85224
Attention: Kim van Herk, Vice President and General Counsel
Fax No: (480) 792-4112
E-mail: kim.vanherk@microchip.com

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
900 South Capital of Texas Highway
Las Cimas IV, Fifth Floor
Austin, TX 78746
Attention: J. Robert Suffoletta, Jr.
Fax No.: (512) 338-5499
E-mail: rsuffoletta@wsgr.com

and copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Robert T. Ishii
Fax No.: (415) 947-2099
E-mail: rishii@wsgr.com

(b)	if to the Company, to:

Micrel, Incorporated
2180 Fortune Drive
San Jose, California 95131
Attention: Colin Sturt
Fax No.: 408-474-1077
E-mail:  colin.sturt@micrel.com

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: William M. Kelly
Fax No.: 650-752-3603
E-mail:  william.kelly@davispolk.com

9.3   Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4   Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter hereof; provided, however, the Confidentiality Agreement (as amended pursuant to Section  6.9) shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

9.5 Third Party Beneficiaries. Except (a) as set forth in or contemplated by the provisions of Section  6.13 and (b) from and after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with  Article II, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

9.6   Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7   Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8   Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10   Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section  9.2 or in such other manner as may be permitted by Applicable Law, and nothing in this Section  9.10 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the state or federal courts located in the State of California, County of Santa Clara in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c)   agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the state or federal courts located in the State of California, County of Santa Clara; (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

9.11   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

MICROCHIP TECHNOLOGY INCORPORATED

By:	/s/ Steve Sanghi
	Name:	Steve Sanghi
	Title:	President and Chief Executive Officer

MAMBO ACQUISITION CORP.

By:	/s/ J. Eric Bjornholt
	Name:	J. Eric Bjornholt
	Title:	President and Treasurer

MAMBO ACQUISITION LLC

By:	/s/ J. Eric Bjornholt
	Name:	J. Eric Bjornholt
	Title:	President and Treasurer

MICREL, INCORPORATED

By:	/s/ Raymond D. Zinn
	Name:	Raymond D. Zinn
	Title:	President, Chief Executive Officer and Chairman of the Board

[SIGNATURE PAGE TO MERGER AGREEMENT]

LIST OF OMITTED SCHEDULES TO THE
COMPANY DISCLOSURE SCHEDULE

Schedule Section	Description

Section 1.1(a)	Knowledge of the Company

Section 1.1(b)	Senior Member of Management

Section 3.2	Subsidiaries

Section 3.4	Capitalization

Section 3.5	Non-contravention; Required consents

Section 3.7	Financial Statements

Section 3.10	Absence of Certain Changes

Section 3.11(b)	Material Contracts

Section 3.12	Compliance with Applicable Law

Section 3.14	Litigation

Section 3.15	Customers and Suppliers

Section 3.16	Taxes

Section 3.17	Environmental Matters

Section 3.18	Employee Benefit Plans

Section 3.20	Real Property

Section 3.22	Intellectual Property

Section 3.26	Related Party Transactions

Section 3.27	Brokers; Fees and Expenses

Section 5.2	Negative Obligations of the Company

Schedule 6.13	Directors’ and Officers’ Indemnification and Insurance